Exhibit 4.11

Execution Version

SECOND AMENDMENT AND RESTATEMENT AGREEMENT dated July 25, 2017 (hereinafter referred to as the “Amendment Agreement”) to the Irrevocable Share Security Trust Agreement No. F/11517-9 dated September 17, 2012, as amended as restated by an amendment and restatement agreement dated July 29, 2015 (hereinafter referred to as the “Original Trust Agreement”), entered into by and between:

(1)	CEMEX, S.A.B. de C.V. (“Cemex SAB”), Empresas Tolteca de México, S.A. de C.V. (“Tolteca”), Cemex Central, S.A. de C.V. (“Cemex Central”), Interamerican Investments, Inc. (“Interamerican”), Cemex México, S.A. de C.V. (“Cemex México”) and Cemex Operaciones México, S.A. de C.V. (formerly Centro Distribuidor de Cemento, S.A. de C.V.; “Cemex Operaciones”), in their capacity as trustors (each one of Cemex SAB, Tolteca, Cemex Central, Interamerican, Cemex México and Cemex Operaciones, a “Trustor” and, jointly, the “Trustors”);

(2)	Cemex México and Cemex Operaciones, in their capacity as issuers (each one of Cemex México and Cemex Operaciones, in their respective capacity as issuers, an “Issuer” and, jointly, the “Issuers”);

(3)	Banco Nacional de México, S.A., a member of the Banamex Financial Group, Trust Division (the “Trustee”), a full-service bank duly incorporated and validly existing pursuant to the laws of the United Mexican States (“Mexico”), and

(4)	Wilmington Trust (London) Limited (the “Beneficiary”), in its own right and in its capacity as Security Agent (Security Agent) acting under the terms of the Intercreditor Agreement (as defined below), on behalf and for the benefit of the Secured Parties (as such term is defined in the amended and restated text of the Original Trust Agreement, described in Clause One of this Amendment Agreement), a private limited company duly incorporated and validly existing pursuant to the laws of England and Wales, in accordance with the following Recitals, Representations and Clauses:

RECITALS

I. WHEREAS, on September 17, 2012, Cemex SAB, various direct and indirect subsidiaries of Cemex SAB, as debtors, guarantors or security providers (Security Providers) (jointly, the “Original Obligors”), certain financial institutions and other entities identified therein as lenders, Citibank International Limited (formerly Citibank International plc), in its capacity as Agent (Agent) (the “Original Agent”), and the Beneficiary, among others, entered into an Intercreditor Agreement (Intercreditor Agreement), in connection with the Facilities Agreement (Facilities Agreement) dated September 17, 2012 (the “2012 Facilities Agreement”), formalized between Cemex SAB, in its capacity as principal debtor, the other Obligors, certain financial institutions and other entities identified therein as lenders, the Original Agent and the Beneficiary, under which they agreed, among other topics, on the exercise of the rights relating to collateral, the discharge of such collateral, and the distribution of the proceeds arising from the exercise of the rights relating to the securities between the various lenders (the “Original Intercreditor Agreement”).

II. WHEREAS, on September 17, 2012, each one of the Cemex SAB, Tolteca, Interamerican, Cemex México, Cemex Operaciones (formerly Centro Distribuidor de Cemento, S.A. de C.V.) and Impra Café (merged with Cemex Central on November 1 2016) “Impra Café” (the “Original Trustors”, the Trustee, the Beneficiary, the Issuers, Mexcement Holdings, S.A. de C.V.

and Corporación Gouda, S.A. de C.V., entered into the Original Trust Agreement, by virtue of which the Trustors encumbered the Initial Shares (as such term is defined in the Original Trust Agreement) to the trust established pursuant to the Original Trust Agreement, in order to grant a trust guarantee in favor of the Beneficiary in connection with the Initial Shares and any Additional Shares (as that term is defined in the Original Trust Agreement), in order to guarantee the exact and timely payment of the Secured Obligations (as such term is defined in the amended and restated text of the Original Trust Agreement, described in Clause One of this Amendment Agreement).

III. WHEREAS, on December 1, 2013, Cemex Operaciones merged with Corporación Gouda, S.A. de C.V. and with Mexcement Holdings, S.A. de C.V., among other companies, such companies having been parties to the Original Trust Agreement.

IV. WHEREAS, on September 29, 2014, a Facilities Agreement (the “Original 2014 Facilities Agreement”) was entered into by Cemex SAB, as debtor, several direct and indirect subsidiaries of Cemex SAB, as Guarantors or Security Providers, Banco Santander (México), S.A., Full-Service Bank, Santander México Financial Group, BBVA Securities Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Credit Agricole Corporate and Investment Bank, HSBC México, S.A., Full-Service Bank, HSBC Financial Group, ING Capital LLC, J.P. Morgan Securities LLC, and Merrill Lynch, Pierce, Fenner & Smith Inc., as Joint Mandated Lead Arrangers and Joint Bookrunners, Bank of America, N.A., London Branch, BBVA Bancomer, S.A. Full-Service Bank, BBVA Financial Group Bancomer, BNP Paribas, Banco Nacional de México, S.A., member of the Banamex Financial Group, Banco Santander (México), S.A., Full-Service Bank, Santander México Financial Group, Credit Agricole Corporate and Investment Bank, HSBC Bank plc, Spain Branch, ING Bank NV (Dublin Branch) and JPMorgan Chase Bank, N.A., as Original Lenders, Sabadell Capital, S.A. de C.V., Multi-Purpose Financial Company, Unregulated Entity, Banco Nacional de Comercio Exterior, S.N.C., Intesa Sanpaolo S.p.A., Banco Mercantil del Norte, S.A., Full-Service Bank, Banorte Financial Group and Banco Latinoamericano de Comercio Exterior, S.A. (Bladex), as Accordion Lenders; and the Original Agent, as agent (Agent) and the Beneficiary, as Security Agent, in accordance with which the lenders agreed to extend a credit line to CEMEX SAB for the purpose of refinancing certain amounts pending payment under the 2012 Facilities Agreement and the Bancomext Facility (as such term is defined in the Original 2014 Facilities Agreement) (the “2014 Refinanced Debt”).

V. WHEREAS, on July 23, 2015, an amendment and restatement agreement of the Original 2014 Facilities Agreement (the Original 2014 Facilities Agreement, as amended and restated pursuant to the amendment and restatement agreement of the Original 2014 Facilities Agreement, the “2014 Facilities Agreement”) was entered into under which the lenders agreed, among other things, to extend a credit line to CEMEX SAB with the purpose of (i) refinancing certain amounts pending payment under the 2012 Facilities Agreement, (ii) increasing the amount of the 2014 Refinanced Debt, and (iii) extending the original term of the Original 2014 Facilities Agreement.

VI. WHERES, on July 19 2017, a Facilities Agreement (the “Facilities Agreement”) was entered into by Cemex SAB, as borrower, several subsidiaries of Cemex SAB, as Guarantors or Security Providers Banco Mercantil del Norte, S.A., Full-Service Bank, Banorte Financial Group, Banco Santander (México), S.A., Full-Service Bank, Santander Financial Group México, BBVA Bancomer, S.A. Full-Service Bank, BBVA Bancomer Financial Group, BNP Paribas Securities Corp., Citigroup Global Markets Inc., Crédit Ágricole Corporate and Investment Bank, HSBC Securities (USA) Inc., ING Capital LLC, JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Mandated Lead Arrangers and Joint Bookrunners, certain banking institutions named therein as Original Lenders, and Citibank Europe PLC, UK Branch (the “Agent”), as Agent and the Beneficiary, as Security Agent, in accordance with which the lenders agreed to extend CEMEX

SAB the following commitments in US Dollars, Euros and Pounds Sterling, accordingly: (i) USD$1,234,435,319.98 (one thousand two hundred and thirty four billion four hundred and thirty five thousand three hundred and nineteen US Dollars 98/100) corresponding to the Facility A Commitments, (ii) USD$377,013,090.91 (three hundred and seventy seven million thirteen thousand and ninety US Dollars 91/100) corresponding to the Facility DI Commitments, (iii) USD$1,134,994,890.95 (one thousand one hundred and thirty four million nine hundred and ninety four thousand eight hundred and ninety US dollars 95/100) corresponding to the Facility D2 Commitments, (iv) EUR740,532,026.74 (seven hundred and forty million five hundred and thirty two thousand twenty six Euros 74/100) corresponding to the Facility B Commitments, and (v) GBP£343,612,270.82 (three hundred and forty three million six hundred and twelve thousand two hundred and seventy Pounds Sterling 82/100) corresponding to the Facility C Commitments, for the main purpose of partially paying certain amounts under the 2014 Facilities Agreement and general corporate purposes.

VII. WHEREAS, on October 31, 2014, July 23, 2015 and July 19, 2017, amendment and/or restatement agreements to the Original Intercreditor Agreement (the Original Intercreditor Agreement, as amended and restated pursuant to such amendment and/or restatement agreements to the Original Intercreditor Agreement, the “Intercreditor Agreement”) pursuant to which the parties thereto agreed, among other things, to modify certain definitions in the Original Intercreditor Agreement.

VIII. WHEREAS, on November 1, 2016 Cemex Central merged Impra Café, among other companies, having been such company a party to the Original Trust Agreement.

IX. WHEREAS, in order to ensure the performance of the Secured Obligations (as such term is defined in the text of the Original Trust Agreement, as amended and restated under the terms set forth in Clause One of this Amendment Agreement) under (i) the Facilities Agreement, as well as in any related documentation, and any future amendment thereto, (ii) any Qualifying Senior Facilities Agreement (as such term in initial capital letters is defined in the Intercreditor Agreement) under the terms of the Intercreditor Agreement, as well as in any related documentation, and any future amendment thereto, and (iii) the Intercreditor Agreement, as well as in any related documentation, together with any future amendment thereto, the Trustors and the rest of the parties have the intention of ratifying and amending the trust guarantee in favor of the Beneficiary with respect to the Initial Shares and any Additional Shares.

X. WHEREAS, by means of their signature of this Amendment Agreement, the Trustors and the Beneficiary hereby instruct the Trustee to execute this Amendment Agreement.

THEREFORE, taking the Recitals into consideration, the parties hereto represent and agree to the following:

REPRESENTATIONS

I. Each one of the Trustors and the Issuers represents and warrants, in its own right and to this date, that:

(a) it is a company duly incorporated and existing pursuant to the laws of its place of incorporation, authorised to enter into this Amendment Agreement and to comply with its obligations hereunder;

(b) has obtained all internal authorizations necessary to enter into and comply with this Amendment Agreement, including but not limited to any necessary authorizations from its shareholders or from its board of directors, as applicable;

(c) its representatives have sufficient powers and authority to enter into and be bound by this Amendment Agreement, which powers and authorities have not been limited, amended or revoked in any manner, as recorded in the public deeds and other instruments containing such authorities and powers, attached hereto as Appendix 1;

(d) it does not require the consent or authorization of any third party, including any government authority, to enter into or comply with this Amendment Agreement;

(e) the execution of and performance with this Amendment Agreement does not contravene or breach any applicable law, rule or regulation, applicable judgement or order, agreement of any nature, with respect to which it is party or under which it is obliged, or of its company bylaws or other incorporation documentation currently in force;

(f) it hereby makes and/or ratifies all the representations and warranties contained in Clause One of this Amendment Agreement.

II. The Trustee represents and warrants, in its own right and on this date, that:

(a) it is a full-service bank duly incorporated and validly existing pursuant to the laws of Mexico;

(b) it has the necessary authority to enter into this Amendment Agreement and to comply with its obligations hereunder;

(c) its trustee delegates have sufficient authority to enter into this Amendment Agreement, which have not been limited, amended or revoked in any form, as recorded in the public deeds attached hereto as Appendix 2;

(d) it enters into this Amendment Agreement upon the instructions of the Trustors and the Beneficiary, which are recorded as set forth in Recital X herein;

(e) it has unambiguously informed the parties hereto of the content and scope of paragraph b) of section XIX of Article 106 of the Credit Institutions Law (Ley de Instituciones de Crédito) and the applicable text of Circular 1/2005 together with the amendments to such Regulations issued by the Banco de México, with respect to the prohibitions which restrict it pursuant to the law and the provisions currently in force, which content, as applicable, is set forth in Clause Nine of the Original Trust Agreement;

(f) it hereby makes and/or ratifies all the representations and warranties contained in Clause One of this Amendment Agreement.

III. The Beneficiary represents and warrants, in its own right, on this date, that:

(a) it is a private limited company duly incorporated and existing pursuant to the laws of England and Wales, with the authority to enter into this Amendment Agreement and to comply with its obligations hereunder;

(b) its representatives have sufficient powers and authority to enter into this Amendment Agreement and oblige it hereunder, whose powers have not been limited, amended or revoked in any manner, as recorded in the public deeds and other documentation attached hereto as Appendix 3;

(c) it enters into the present Amendment Agreement in its own right and on behalf and for the benefit of the Lenders that are party to the 2014 Facilities Agreement and, if applicable, the Refinancing Lenders (as such term is defined in the amended and restated text of the Original Trust Agreement, under Clause One herein) (and their successors, beneficiaries and assignees) and the other Secured Parties, under the terms of the 2014 Facilities Agreement and the Intercreditor Agreement, in accordance with the instructions of the Agent;

(d) it hereby makes and/or ratifies all the representations and warranties contained in Clause One herein.

BY VIRTUE OF THE FOREGOING, the parties hereto agree the following:

CLAUSES

FIRST. Amendment and Restatement of the Original Trust Agreement. Each one of the Trustors, the Issuers, the Trustee and the Beneficiary agree to amend and restate the Original Trust Agreement in order that it reads as follows:

“IRREVOCABLE SHARE SECURITY TRUST AGREEMENT No. F/11517-9 (the “Agreement”), dated September 17, 2012, as amended and restated by the amendment and restatement agreements dated July 29, 2015 and July 25, 2017, entered into by and among:

(1)	CEMEX, S.A.B. de C.V. (“Cemex SAB”), Empresas Tolteca de México, S.A. de C.V. (“Tolteca”), Cemex Central, S.A. de C.V. (“Cemex Central”), Interamerican Investments, Inc. (“Interamerican”), Cemex México, S.A. de C.V. (“Cemex México”), and Cemex Operaciones México, S.A. de C.V., in their capacity as trustors (each one of Cemex SAB, Tolteca, Cemex Central, Interamerican, Cemex México and Cemex Operaciones, a “Trustor” and, jointly, the “Trustors”);

(2)	Cemex México and Cemex Operaciones, in their capacity as issuers (each one of Cemex México and Cemex Operaciones, in their respective capacity as issuers, an “Issuer” and, jointly, the “Issuers”);

(3)	Banco Nacional de México, S.A., a member of the Banamex Financial Group, Trust Division (the “Trustee”), a full-service bank duly incorporated and validly existing pursuant to the laws of the United Mexican States (“Mexico”); and

(4)	Wilmington Trust (London) Limited (the “Beneficiary”), in its own right and in its capacity as Security Agent (Security Agent) acting under the terms of the Intercreditor Agreement (as defined below), on behalf and for the benefit of the Secured Parties (as defined below), a private limited company duly incorporated and validly existing pursuant to the laws of England and Wales, in accordance with the following Recitals, Representations and Clauses:

RECITALS

I. WHEREAS, on September 17, 2012, Cemex SAB, several direct and indirect subsidiaries of Cemex SAB, as debtors, guarantors or security providers (Security Providers) (jointly, the “Original Obligors”), certain financial institutions and other entities identified therein as lenders, Citibank International Limited (formerly Citibank International plc), in its capacity as Agent (Agent) (the “Original Agent”), and the Beneficiary, among others, formalized an Intercreditor Agreement (Intercreditor Agreement), in connection with the Facilities Agreement (Facilities Agreement) dated September 17, 2012 (the “2012 Facilities Agreement”), entered into between Cemex SAB, in its capacity as principal debtor, the other Original Obligors, certain financial institutions and other entities identified therein as lenders, the Original Agent and the Beneficiary, under which they agreed, among other things, on the exercise of the collateral rights, the discharge of that collateral, and the distribution of the proceeds arising from the exercise of the rights relating to the securities between the lenders (the “Original Intercreditor Agreement”).

II. WHEREAS, on September 29, 2014, Cemex SAB, in its capacity as debtor, the other Original Obligors, Banco Santander (México), S.A., Full-Service Bank, Santander México Financial Group, BBVA Securities Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Credit Agricole Corporate and Investment Bank, HSBC México, S.A., Full-Service Bank, HSBC Financial Group, ING Capital LLC, J.P. Morgan Securities LLC, and Merrill Lynch, Pierce, Fenner & Smith Inc., as Joint Mandated Lead Arrangers and Joint Bookrunners, Bank of America, N.A., London Branch, BBVA Bancomer, S.A. Full-Service Bank BBVA Financial Group Bancomer, BNP Paribas, Banco Nacional de México, S.A., a member of the Banamex Financial Group, Banco Santander (México), S.A., Full-Service Bank, Santander México Financial Group, Credit Agricole Corporate and Investment Bank, HSBC Bank plc, Spain Branch, ING Bank NV (Dublin Branch) and JPMorgan Chase Bank, N.A., as Original Lenders, and Sabadell Capital, S.A. de C.V., Multi-Purpose Financial Company, Unregulated Entity, Banco Nacional de Comercio Exterior, S.N.C., Intesa Sanpaolo S.p.A., Banco Mercantil del Norte, S.A., Full-Service Bank, Banorte Financial Group and Banco Latinoamericano de Comercio Exterior, S.A. (Bladex), as Accordion Lenders and the Original Agent, as Agent and the Beneficiary, as Security Agent, among others, entered into a Facilities Agreement, for the purpose of refinancing certain debt incurred by Cemex SAB and the other obligors described therein (the “2014 Facilities Agreement”, and the obligations contained therein, the “2014 Debt”) under which the Lenders agreed, among other things, granting Cemex SAB a credit line for the purposes of refinancing certain amounts pending payment under the 2012 Facilities Agreement and the Bancomext Facility (as such term is defined in the 2014 Facilities Agreement).

III. WHEREAS, on July 23, 2015, Cemex SAB, as debtor, the other Original Obligors, as guarantors or security providers, certain financial institutions and other entities identified therein as lenders, the Original Agent and the Beneficiary, among others, entered into an amendment and restatement agreement to the 2014 Facilities Agreement with the purpose, among others, of (i) refinancing certain debt incurred by Cemex SAB and the other obligors described therein, including the amounts pending payment under the 2012 Facilities Agreement, (ii) increasing the 2014 Refinanced Debt amount, and (iii) extending the original term of the 2014 Facilities Agreement.

IV. WHEREAS, on October 31, 2014 and July 23, 2015, an amendment and restatement agreements to the Original Intercreditor Agreement were entered into pursuant to which, among other things, the parties thereto agreed to extend the term of the Original Intercreditor Agreement.

V. WHEREAS, on July 19 2017, a Facilities Agreement (the “Facilities Agreement”) was entered into by Cemex SAB, as borrower, several direct and indirect subsidiaries of Cemex SAB, as guarantors (Guarantors) or security providers (Security Providers) Banco Mercantil del Norte, S.A., Full-Service Bank, Banorte Financial Group, Banco Santander (México), S.A., Full-Service Bank, Santander Financial Group México, BBVA Bancomer, S.A. Full-Service Bank, BBVA Bancomer Financial Group, BNP Paribas Securities Corp., Citigroup Global Markets Inc., Crédit Ágricole Corporate and Investment Bank, HSBC Securities (USA) Inc., ING Capital LLC, JPMorgan Chase Bank,N.A., Mizuho Bank, Ltd. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Mandated Lead Arrangers and Joint Bookrunners, certain banking institutions named therein as original lenders (Original Lenders) (together with their successors, beneficiaries and assignees, in any manner, the “Original Lenders”), and Citibank Europe PLC, UK Branch (the “Agent”), as agent (Agent) and the Beneficiary, as security agent (Security Agent), in accordance with which the lenders agreed to extend CEMEX SAB the following commitments in US Dollars, Euros and Pounds Sterling, accordingly: (i) USD$1,234,435,319.98 (one thousand two hundred and thirty four billion four hundred and thirty five thousand three hundred and nineteen US Dollars 98/100) corresponding to the Facility A Commitments, (ii) USD$377,013,090.91 (three hundred and seventy seven million thirteen thousand and ninety US Dollars 91/100) corresponding to the Facility DI Commitments, (iii) USD$1,134,994,890.95 (one thousand one hundred and thirty four million nine hundred and ninety four thousand eight hundred and ninety US dollars 95/100) corresponding to the Facility D2 Commitments (iv) EUR740,532,026.74 (seven hundred and forty million five hundred and thirty two thousand twenty six Euros 74/100) corresponding to the Facility B Commitments, and (v) GBP£343,612,270.82 (three hundred and forty three million six hundred and twelve thousand two hundred and seventy Pounds Sterling 82/100) corresponding to the Facility C Commitments for the main purpose of partially paying certain amounts under the 2014 Facilities Agreement and general corporate purposes. A copy of the Facilities Agreement is attached hereto as Exhibit A.

VI. WHEREAS, on July 19, 2017, Cemex SAB, several direct and indirect subsidiaries of Cemex SAB, as guarantors (Guarantors) or security providers (Security Providers) (jointly, the “Obligors”) certain financial institutions and other entities identified therein as lenders, the Agent, in its capacity as agent, the Beneficiary, among others, entered into amendment and restatement agreement to the Original Intercreditor Agreement (the Original Intercreditor Agreement, as amended and restated by the amendment and restatement agreement to the an Original Intercreditor Agreement, the “Intercreditor Agreement”), pursuant to which the partied thereto agreed, among other things, to update the Original Intercreditor Agreement in order to acknowledge the execution and existence of the Facilities Agreement. A copy of the Intercreditor Agreement is attached hereto as Exhibit B.

VII. WHEREAS, pursuant to the Intercreditor Agreement (i) the Facilities Agreement shall remain in full force for the purposes herein until the Facilities Agreement is replaced by a Qualifying Senior Facilities Agreement (as such term is defined in the Intercreditor Agreement) at any time following a Qualifying Senior Facilities Event (as such term is defined in the Intercreditor Agreement) (as applicable pursuant to the Facilities Agreement, Intercreditor Agreement or a Qualifying Senior Facilities Agreement (as of the date it replaces the Facilities Agreement) an “Applicable Facilities Agreement”). The parties hereto agree that as of July 24, 2017, the Facilities Agreement constitutes, for all purposes herein, the Applicable Facilities Agreement.

VIII. WHEREAS, under the corresponding Applicable Facilities Agreement and the Intercreditor Agreement, Cemex SAB and its subsidiaries may refinance the incurred or issued debt by any of these, or incur in additional financing, to the extent to such financing or refinancing is permitted and secured under the terms of this Amendment Agreement, in accordance with the terms of the corresponding Applicable Facilities Agreement and the Intercreditor Agreement, through the issuance of bonds, promissory notes or other debt instruments, or convertible or exchangeable securities, or incurring in debt under credit agreements (jointly, “Refinanced or Additional Debt”, and the lenders, of any nature, that adhere to the Intercreditor Agreement, as applicable, the “Refinanced or Additional Debt Lenders”).

IX. WHEREAS, on November 30, 2007, Cemex SAB issued stock exchange certificates denominated in investment units and secured by the endorsement of each one of Cemex México and Tolteca, in an amount of 116,530,800 investment units, with an expiration date on November 17, 2017, which are registered in the National Securities Registry (Registro Nacional de Valores) and listed on the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V.), ticker symbol 07-2U, secured under the terms of this Amendment Agreement (the “Stock Exchange Certificates”).

X. WHEREAS, New Sunward Holding Financial Ventures B.V. (“NSHFV”) issued (i) on December 18, 2006, certain callable perpetual dual currency notes, secured by each one of

Cemex SAB, Cemex México and New Sunward Holding B.V. (“NSH”), secured under the terms of this Amendment Agreement, in an amount of US$350,000,000, (ii) on December 18, 2006, certain callable perpetual dual currency notes, secured by each one of Cemex SAB, Cemex México and NSH, secured under the terms of this Amendment Agreement, in an amount of US$900,000,000, (iii) on February 12, 2007, certain callable perpetual dual currency notes, secured by each one of Cemex SAB, Cemex México and NSH, secured under the terms of this Amendment Agreement, in an amount of US$750,000,000, and (iv) on May 9, 2007, certain callable perpetual dual currency notes, secured by each one of Cemex SAB, Cemex México and NSH, secured under the terms of this Amendment Agreement, in an amount of EUR€730,000,000 (the promissory notes described in numerals (i) to (iv) above, jointly, the “Perpetual Securities”).

XI. WHEREAS, Cemex SAB issued (i) certain senior secured notes on August 12, 2013, in an amount of US$1,000,000,000, secured by each one of Cemex México, Cemex Finance LLC (“Cemex Finance”), Cemex España, Cemex Concretos, S.A. de C.V. (“Cemex Concretos”), Tolteca, Cemex Corp., NSH, CEMEX Research Group AG (“CEMEX Research Group”), CEMEX Asia B.V. (“CEMEX Asia”), CEMEX France Gestion SAS (“CEMEX France Gestion”), CEMEX UK (“CEMEX UK”), CEMEX Egyptian Investments B.V. (“CEMEX Egyptian Investments”) and CEMEX Egyptian Investments II B.V. (“CEMEX Egyptian Investments II”) (merged with Cemex España on October 3, 2016); CEMEX Egyptian Investments II together with Cemex México, Cemex Finance, Cemex España, Cemex Concretos, Tolteca, Cemex Corp., NSH, CEMEX Research Group, CEMEX Shipping, CEMEX Asia, CEMEX France Gestion , CEMEX UK and CEMEX Egyptian Investments, or their successors or beneficiaries, the “Guarantors of the Cemex SAB Bonds”), which are secured under the terms of this Amendment Agreement, with a 6.50% yield expiring on December 10, 2019, (ii) certain senior secured notes on October 2, 2013, March 25, 2013, in an amount of US$1,000,000,000, secured by the Guarantors of the Cemex SAB Bonds, secured under the terms of this Amendment Agreement, with a 7.250% yield expiring on January 15, 2021, (iii) certain floating rate senior secured notes on October 2, 2013, in an amount of US$500,000,000, secured by the Guarantors of the Cemex SAB Bonds, secured under the terms of this Amendment Agreement, with a variable yield expiring on October 15, 2018, (iv) certain senior secured notes on September 11, 2014, in an amount of US$1,100,000,000, secured by the Guarantors of the Cemex SAB Bonds, secured under the terms of this Amendment Agreement, with a 5.70% yield expiring on January 11, 2025, (v) certain senior secured notes on September 11, 2014, in an amount of EUR€400,000,000, secured by the Guarantors of the Cemex SAB Bonds, secured under the terms of this Amendment Agreement, with a 4.750% yield expiring on January 11, 2022, (vi) certain senior secured notes on March 5, 2015, in an amount of US$750,000,000, secured by the Guarantors of the Cemex SAB Bonds, secured under the terms of this Amendment Agreement, with a 6.125% yield expiring on May 5, 2025, (vii) certain senior secured notes on March 5, 2015, in an amount of EUR€550,000,000, secured by the Guarantors of the Cemex SAB Bonds, secured under the terms of this Amendment Agreement, with a 4.375% yield expiring on March 5, 2023, and (viii) certain senior secured notes on March 16, 2016, in an amount of US$1,000,000,000, 550,000,000, secured by the Guarantors of the Cemex SAB Bonds, secured under the terms of this Amendment Agreement, with a 7.75% yield expiring on April 16, 2026 (the securities described in numerals (i) to (viii) above, jointly, the “Cemex SAB Bonds”).

XII. WHEREAS, Cemex Finance LLC issued (i) certain senior secured notes in an amount of US$1,500,000,000 on October 12, 2012, secured by Cemex SAB, Cemex México, Cemex España, Cemex Concretos, Tolteca, Cemex Corp., NSH, CEMEX Research Group, CEMEX Shipping (merged with Cemex España on October 3, 2016), CEMEX Asia, CEMEX France Gestion, CEMEX UK, CEMEX Egyptian Investments and CEMEX Egyptian Investments II (merged with Cemex España on October 3, 2016) (jointly, the “Guarantors of the CEMEX Finance Bonds”), secured under the terms of this Amendment Agreement, with a 9.375% yield expiring on October 12, 2022, (ii) certain senior secured notes in an amount of

US$1,000,000,000 on April 1, 2014, secured by the Guarantors of the CEMEX Finance Bonds, secured under the terms of this Amendment Agreement, with a 6.00% yield expiring on April 1, 2024, and (iii) certain senior secured notes in an amount of EUR€400,000,000, secured by the Guarantors of the CEMEX Finance Bonds, secured under the terms of this Amendment Agreement, with a 4.625% yield expiring on June 15, 2024 (the promissory notes described in numerals (i), (ii), and (iii) above, jointly, the “Cemex Finance Bonds”).

XIII. WHEREAS, Cemex SAB or any of its subsidiaries (the “Additional Obligors”) may issue promissory notes, stock exchange certificates (in accordance with the programs approved on this date or in the future), bonds or other debt instruments, or convertible or exchangeable securities, or by incurring debt under credit agreements, which proceed are applied to refinancing (i) the Stock Exchange Certificates, the Perpetual Securities, the Cemex SAB Bonds, the Cemex Finance Bonds, or any Refinanced or Additional Debt, which are equitably and proportionately secured with respect to other debt of the Obligors in accordance with the terms of the Facilities Agreement, or (ii) any debt of Cemex SAB or of the other Obligors under the terms of the Facilities Agreement or the Intercreditor Agreement, which are issued or, as necessary, result from loans, after the date of the Facilities Agreement by the Additional Obligors, and which are permitted to be issued or, as necessary, result from loans under the Facilities Agreement (such loan, together with the Refinanced or Additional Debt described in Recital IV herein, shall be jointly referred to as “Refinanced or Additional Debt”).

XIII. WHEREAS, it is the intention of the Trustors to establish and maintain a first lien, under this Amendment Agreement, with respect to the shares held in trust described herein, in an equitable and proportional manner, in favor of (i) the Original Lenders, acting through the Beneficiary, and the Beneficiary, (ii) any financial institution appointed as an Accordion Lender (as such term is defined in the Facilities Agreement) in accordance with the Facilities Agreement and in compliance with the requirements set forth in Section 2.2 of the Facilities Agreement, acting through the Beneficiary, (iii) any lender providing financing to any Obligor permitted under the terms of the Facilities Agreement and whom Cemex SAB determines to benefit with such lien pursuant to the terms herein, (iv) the Agent, (v) the holders of the Stock Exchange Certificates, acting through the common representative of the Stock Exchange Certificates, (vi) the holders of the Perpetual Securities, acting by means of the corresponding trustee, (vii) the holders of the Cemex SAB Bonds, acting through the corresponding trustee, (viii) the holders of the Cemex Finance Bonds, acting by means of the corresponding trustee, (ix) the holders or lenders of any Refinanced or Additional Debt, acting by means of the corresponding common representative, trustee, Agent or lender (jointly, the parties listed in numerals (i) to (ix) above, and any successor, beneficiary or assignee, the “Secured Parties”), in accordance with the terms herein and in the Intercreditor Agreement, to ensure the exact and timely payment of all amounts payable by Cemex SAB and the other Obligors, under the corresponding Applicable Facilities Agreement and any Refinanced or Additional Debt; and, if applicable, any financing to any Obligor permitted under the terms of the Facilities Agreement and whom Cemex SAB determines to benefit with such lien pursuant to the terms herein; Cemex SAB, Cemex México and Tolteca, under the Stock Exchange Certificates; Cemex SAB, NSHFV, Cemex México and NSH under the Perpetual Securities; Cemex SAB and the Guarantors of the Cemex SAB Bonds under the Cemex SAB Bonds; Cemex Finance and the Guarantors of the Cemex Finance Bonds under the Cemex Finance Bonds, and any Additional Obligor under any Refinanced or Additional Debt (the “Obligations”).

THEREFORE, taking the foregoing Recitals into consideration, the parties hereto represent, warrant and agree the following:

REPRESENTATIONS

I. Each one of the Trustors represents and warrants, in its own right and on this date, that:

(a) it is a company duly incorporated and existing pursuant to the laws of its place of incorporation, authorised to enter into this Amendment Agreement and to comply with its obligations hereunder;

(b) it is the owner of the shares described in Exhibit C, which represent the stock capital of the corresponding Issuer, which have been contributed to the trust on this date (jointly, the “Initial Shares”);

(c) it is its intention, under the terms herein, to contribute its respective Initial Shares to the trust in favor of the Secured Parties, in order to ensure the exact and timely performance of all the Secured Obligations (as defined below);

(d) its respective Initial Shares have been duly issued by the corresponding Issuer, have been legally obtained, paid in full and are free of any lien, encumbrance, right of option or any other ownership restriction or right of first refusal, except as agreed hereunder;

(e) this Amendment Agreement constitutes a valid and enforceable obligation against it under the terms herein, and is sufficient to transfer ownership of the Initial Shares in favor of the Trustee under the terms herein;

(f) it has obtained all necessary internal authorizations to enter into and comply with this Amendment Agreement, including but not limited to any necessary authorizations from its shareholders or from its board of directors, as applicable;

(g) its representatives have sufficient powers and authority to enter into and be bound by this Amendment Agreement, which powers have not been limited, amended or revoked in any manner, as recorded in public deeds and other documentation containing such powers and authority, which are in the possession of the parties;

(h) it does not require the consent or authorization of any third party, including any government authority, to enter into or comply with this Amendment Agreement, except, in the event of the enforcement hereof, the acquirer or acquirers of any of the Initial Shares may request the authorization of the Federal Antitrust Commission (Comisión Federal de Competencia Económica) and of the Foreign Investment National Commission (Comisión Nacional de Inversiones Extranjeras) for such purposes;

(i) the execution of and performance with this Amendment Agreement does not contravene or breach any applicable law, rule or regulation, applicable judgement or order, agreement of any nature, with respect to which it is party or under which it is obliged, or of its company bylaws or other incorporation documentation currently in force;

(j) it has neither filed nor has any knowledge of any bankruptcy, insolvency or similar proceedings been filed against it under the applicable law;

(k) it has neither filed nor has any knowledge that it is party to or has been notified of, or intends to file, any action or proceeding before any court, government authority or arbitrator of any kind (in Mexico or abroad), that could have a significant adverse effect on the financial position or the business of the Trustor, on the rights of the Trustor with respect to the Initial Shares, or the validity, effectiveness or enforceability of this Amendment Agreement, except as described in the Facilities Agreement and the attachments thereof;

(l) it is obliged to provide the Trustee with any information required by it in order to comply with the provisions set forth in Article 115 of the Credit Institutions Law and all other regulatory provisions and internal policies of the Trustee;

(m) it hereby expressly recognizes the existence of the Secured Parties and their representatives, as well as the legal capacity of the Beneficiary to act on its own behalf and for the benefit of the Secured Parties (under the terms of the Intercreditor Agreement), as well as to exercise any of the rights arising from this Amendment Agreement.

II. Each one of the Issuers represents and warrants, in its own right and on this date, that:

(a) it is a company duly incorporated and existing pursuant to the laws of Mexico, with the powers and authority to enter into this Amendment Agreement and to comply with its obligations hereunder;

(b) the Initial Shares have been duly issued by the corresponding Issuer, have been legally obtained, paid in full and are free of any lien, encumbrance, right of option or any other ownership restriction or right of first refusal, except as agreed hereunder;

(c) this Amendment Agreement constitutes a valid and enforceable obligation against it under the terms herein;

(d) it has obtained all necessary internal authorizations to enter into and comply with this Amendment Agreement;

(e) its representatives have sufficient powers and authority to enter into and be bound by this Amendment Agreement, which powers have not been limited, amended or revoked in any manner, which are in the possession of the parties;

(f) it does not require the consent or authorization of any third party, including any government authority, to enter into or comply with this Amendment Agreement, except, in the event of the enforcement hereof, the acquirer or acquirers of any Initial Shares may request the authorization of the Federal Antitrust Commission and of the Foreign Investment National Commission for such purposes;

(g) the execution of and performance with this Amendment Agreement does not contravene or breach any applicable law, rule or regulation, applicable judgement or order, agreement of any nature, with respect to which it is party or under which it is obliged, or of its company bylaws or other incorporation documentation currently in force;

(h) it has neither filed nor has any knowledge that it is party to or has been notified of, or intends to file, any action or proceeding before any court, government authority or arbitrator of any kind (in Mexico or abroad), that could have a significant adverse effect on the financial position or the business of the Issuers, on the rights of the Trustor with respect to the Initial Shares, or the validity, effectiveness or enforceability of this Amendment Agreement, except as described in the Facilities Agreement and the attachments thereof.

III. The Trustee represents and warrants on this date that:

(a) it is a full-service bank duly incorporated and existing pursuant to the laws of Mexico, authorised to enter into this Amendment Agreement and to comply with its obligations hereunder;

(b) this Amendment Agreement constitutes a valid and enforceable obligation against it in the terms hereunder;

(c) it has obtained all necessary internal authorizations to enter into and comply with this Amendment Agreement;

(d) its trustee delegates have sufficient authority to enter into this Amendment Agreement, which have not been limited, amended or revoked in any form, as recorded in the public deeds attached hereto as Exhibit D;

(e) it does not require the consent or authorization of any third party, including any government authority, to enter into or comply with this Amendment Agreement, except, in the event of the enforcement hereof, the acquirer or acquirers of any Initial Shares may request the authorization of the Federal Antitrust Commission and of the Foreign Investment National Commission for such purposes;

(f) the execution of and performance with this Amendment Agreement does not contravene or breach any applicable law, rule or regulation, applicable judgement or order, agreement of any nature, with respect to which it is party or under which it is obliged, or of its company bylaws or other incorporation documentation currently in force;

(g) it agrees to act as trustor under this Amendment Agreement;

(h) it has unambiguously informed the Parties of the content and scope of paragraph b) of section XIX of Article 106 of the Credit Institutions Law and the applicable text of Circular 1/2005 together with the amendments to such Circular issued by the Banco de México, with respect to the prohibitions which restrict it pursuant to the law and the provisions currently in force, which content, as applicable, is set forth in Clause Nine of this Amendment Agreement.

IV. The Beneficiary represents and warrants on this date that:

(a) it is a private limited company duly incorporated and existing pursuant to the laws of England and Wales, with the authority to enter into this Amendment Agreement and to comply with its obligations hereunder;

(b) its representatives have sufficient powers and authority to enter into this Amendment Agreement and oblige it hereunder, whose powers have not been limited, amended or revoked in any manner, as recorded in the public deeds and other documentation attached hereto as Exhibit E;

(c) it does not require the consent or authorization of any third party, including any government authority, to enter into or comply with this Amendment Agreement, except, in the event of the enforcement hereof, the acquirer or acquirers of any Initial Shares may request the authorization of the Federal Antitrust Commission and of the Foreign Investment National Commission for such purposes;

(d) it enters into this Amendment Agreement in its own right and on behalf and for the benefit of the Original Lenders and, if applicable, the Refinancing or Additional Lenders (and their successors, beneficiaries and assignees) and the other Secured Parties, under the terms of the Facilities Agreement and the Intercreditor Agreement in accordance with the instructions received from the Agent;

V. The Trustors, the Issuers and the Beneficiary represent and warrant, each of them on its own and with no liability regarding any of the representations and warranties of the other Parties, on this date that:

(a) prior to the execution of this Amendment Agreement, the Trustee suggested them to retain the advice of a professional of their choice regarding the scope and legal and tax consequences arising from this Amendment Agreement, acknowledging that the Trustee is not liable for such matters;

(b) they acknowledge that the Trustee is not a party to the Facilities Agreement, nor of the Intercreditor Agreement, or of any related documentation, nor of any other agreement or document that is related with the foregoing or with this Amendment Agreement and to which the Trustee is not party, and, consequently not obliged hereunder, except to the extent of the instructions it receives under of this Amendment Agreement, nor is it under any obligation to interpret or verify them;

(c) they acknowledge that the Trustee is not liable in any manner with respect to the veracity, legitimacy, authenticity or legality of the agreements referred to in the Recitals hereto;

(d) the Trustee forms part of the Banamex Financial Group and has informed them that it is part of Citigroup; the Trustee has also informed them that it has relations with various entities and their affiliates or subsidiaries, in consequence of which they acknowledge that conflicts of interest could arise in complying with the purposes of the Agreement; and

(e) the Trustee informed them on the Privacy Notice which means the physical, electronic document or any other form issued by Banco Nacional de México S.A member of Banamex Financial Group which is available to them on http://www.banamex.com/es/privacidad_portal.htm, which was informed to them prior to the used of their personal data under the provisions of the Federal Law for Protection of Personal Data Held by Individuals (Ley Federal de Protección de Datos Personales en Posesión de los Particulares, the “Protection Data Law”) and which is a part of this Amendment Agreement.

BY VIRTUE OF THE FOREGOING, the parties hereto agree to the following:

CLAUSES

ONE. Establishment of the Trust; Subsequent Encumbrances. (a) Each one of the Trustors establishes this irrevocable security trust with the Trustee, which is identified by number F/11517-9, by means of the assignment to the Trustee of the ownership of the Initial Shares, which shall be subject to the terms of this Amendment Agreement until the Termination Date (as defined below) or as provided hereunder, as guarantee of the due, total and timely performance of (i) each and every one of the current and future obligations that may at any time be payable, owed or incurred by Cemex SAB, any of its Subsidiaries and the other Obligors with any of the Secured Parties under the corresponding Applicable Facilities Agreement for the Intercreditor Agreement, including the Obligations, (ii) each and every one of the amounts payable by the Trustors under this Amendment Agreement, and (iii) all of the fees, costs and expenses, incurred, paid or disbursed by the Beneficiary, the Secured Parties or their respective representatives, if applicable, in exercising the rights under this Amendment Agreement (jointly, (i), (ii) and (iii), the “Secured Obligations”). The Trustee hereby acquires and receives the Initial Shares, duly endorsed in its favor, and the execution of this Amendment Agreement constitutes proof of receipt of the Initial Shares by the Trustee.

(b) Each one of the Trustors hereby agrees to transfer to the Trustee, or ensure that any third party under the direct or indirect control of Cemex SAB, transfers to the Trustee, within five (5) working days of the date on which such additional share has been acquired by any means, any additional shares issued by any Issuer that any of the Trustors or such third party controlled by Cemex SAB may acquire, by subscription and payment or by any other means (the “Additional Shares”), which transfer shall be carried out in accordance with the procedure agreed in this Clause One. For the purposes of this Amendment Agreement, the term “working day” shall mean any day other than a Saturday or Sunday during which full-service banking institutions are authorized to open and carry out operations with the public in Mexico, in accordance with the calendar published and updated by the National Banking and Securities Commission (Comisión Nacional Bancaria and de Valores).

(c) The representations made by each one of the Trustors contained herein shall be deemed as repeated, mutatis mutandis, by the corresponding Trustor or by a third party on each of the dates on which such Trustor or any third party contributes Additional Shares to the trust under the terms of this Amendment Agreement, with respect such Additional Shares.

(d) The transfer of ownership to the Trustee of the Initial Shares owned by Trustor, under this Amendment Agreement, shall be carried out as follows:

(1)	each one of the Trustors shall encumber the Initial Shares into the trust under this Amendment Agreement through (i) the delivery to the Trustee of each one of its certificates or ownership instruments representing such Initial Shares, endorsed in favor of the Trustee, and (ii) the entering by the secretary to the board of directors of the relevant Issuer of the corresponding entry in the Shareholders Registry of such Issuer, indicating that such Initial Shares have been contributed to the trust to the Trustee under this Amendment Agreement and the delivery of a certificate by the secretary to the board of directors of such Issuer with such entry issued in favor of the Trustee for the benefit of the Secured Parties; and

(2)	each one of the Trustors shall transfer to the Trustee and agrees to ensure that any applicable third party transferring to the Trustee, under this Amendment Agreement (particularly, this Clause One), any Additional Shares that any of them may acquire.

(e) The Trustee hereby acknowledges having received at its entire satisfaction the certificates or ownership instruments representing the Initial Shares, in the form agreed in Clause One (d)(1) above, and shall hold the Initial Shares in the trust, pursuant to this Amendment Agreement, as part of, and jointly with, the Trust Estate (as defined below), for the benefit of the Beneficiary and the Secured Parties, to guarantee the performance of the Secured Obligations and, in the event that the Termination Date occurs, if the Trust Estate exists and is held on such Termination Date, for the benefit of and reversion to the relevant Trustor, under the terms and conditions of this Amendment Agreement and upon the instructions and expense of such Trustor.

(f) Regarding any Initial Shares or Additional Shares transferred to the Trustee under this Amendment Agreement, the Trustor or the third party transferring the Initial Shares or the corresponding Additional Shares, shall be responsible for (i) payment of compensation in the event of eviction, and (ii) hidden defects.

(g) For all applicable effects and with no liability of any nature to the Trustee, the Beneficiary or any of the Secured Parties, each one of the Trustors declares that, in its capacity as second beneficiary under this Amendment Agreement, (i) such Trustor reserves the right of reversion, in the event that the Termination Date occurs, to the extent the Trust Estate exists on such date, with respect to the Initial Shares or the Additional Shares for the purposes of the applicable tax regulations, and (ii) that the transfer and delivery of the Initial Shares or the Additional Shares to the Trustee does not incur any income tax resulting from the disposal of the Initial Shares and any of the Additional Shares provided for in this Amendment Agreement, pursuant to the provisions set forth in Article 14 of the Tax Code (Código Fiscal de la Federación), as the relevant Trustor has the right of reversion over the Initial Shares or the Additional Shares (to the extent they are part in the Trust Estate) once the Termination Date has occurred. Each Trustor agrees, for the benefit of the Secured Parties and with the knowledge of the Trustee, that the provisions set forth in this Clause do not contravene the irrevocability referred to in Clause Fourteen hereof.

(h) Within ten (10) working days of the date hereof, as necessary, Cemex SAB agrees to notify the common representative of the Stock Exchange Certificates, the trustee acting on behalf of the holders of the Perpetual Securities, the trustee acting on behalf of the holders of the

Cemex SAB Bonds, the trustee acting on behalf of the holders of the Cemex Finance Bonds and the trustee acting on behalf of the holders of the Cemex España Bonds, of the establishment of the trust under this Amendment Agreement and the rights arising hereunder in favor of the holders of the Stock Exchange Certificates, the Perpetual Securities, the Cemex SAB Bonds, the Cemex Finance Bonds and the Cemex España Bonds.

TWO. Parties to this Agreement. (a) The following are parties to this Amendment Agreement:

Trustors and second beneficiaries:	Cemex SAB, Tolteca, Interamerican, Cemex México and Cemex Interamerican, Cemex México, and Cemex Operaciones, as well as any third party contributing Additional Shares to the trust, under the terms hereof;

Trustee:	Banco Nacional de México, S.A., a member of the Banamex Financial Group, Trust Division;

Beneficiary:	Wilmington Trust (London) Limited, in its own right and acting for and on behalf and for the benefit of the Secured Parties under the terms set forth in the Intercreditor Agreement, provided that none of the Secured Parties other than the Beneficiary, which act for and on behalf of the Original Lenders and, in accordance with the provisions set forth in the Intercreditor Agreement, of the Lenders of the Refinancing of Additional Debt, shall have the right to enforce any of the rights arising from this Amendment Agreement, but shall have the right to receive a portion, on a pro rata basis, of the proceeds of any enforcement at the time the Beneficiary exercises its rights hereunder in accordance with the terms of the Intercreditor Agreement.

(b) The Trustors have the capacity of second beneficiaries and each one of them shall have the right on the Termination Date to all or part of the Trust Estate that, if such case, exists on the Termination Date.

(c) In the event the Beneficiary deems it convenient or necessary or is required to do so under the terms of the Intercreditor Agreement, the Beneficiary may request or obtain instructions from the Secured Parties to carry out or exercise any right provided hereunder under Clause Twenty-One.

(d) The successors, beneficiaries and/or parties replacing the Trustee, any Trustor, the Beneficiary, the Original Lenders, the Lenders of the Refinanced or Additional Debt, if applicable, or any of the Secured Parties, if applicable, under the terms of this Amendment Agreement and the Facilities Agreement, the Intercreditor Agreement, the Refinanced or Additional Debt, the Stock Exchange Certificates, the Perpetual Securities, the Cemex SAB Bonds, the Cemex Finance Bonds, shall be deemes as the “Trustee”, a “Trustor”, the “Beneficiary”, the “Original Lenders”, the “Lenders of the Refinanced or Additional Debt” and the “Secured Parties”, respectively, for the purposes of this Amendment Agreement.

(e) With the execution of this Amendment Agreement, the Trustee (i) shall comply faithfully and loyally with its obligations as a trustee under this Amendment Agreement and pursuant to applicable legislation, (ii) acknowledges and accepts ownership of and title to the Initial Shares and, if applicable, to the Additional Shares, in order to comply with the purposes of the trust established hereunder, and (iii) shall be deemed as having deivered a receipt to the Trustors with respect to the Initial Shares, which shall serve as a Trust Estate inventory, pursuant to the provisions set forth in Regulation 5.1 of Circular 1/2005 and its amendments issued by the Banco de México (the “Circular 1/2005”).

THREE. Purposes of this Trust. The purposes of the trust established by this Amendment Agreement and the obligations of the Trustee are as follows:

(a) that the Trustee receives ownership of and keeps the Trust Estate as collateral during the term of this Amendment Agreement, as set forth herein and in accordance with the relevant Applicable Facilities Agreement and the Intercreditor Agreement, until either of these events occur first (i) the total and definitive fulfilment of the obligations vis-à-vis the Original Lenders and/or the od Additional Lenders under the Intercreditor Agreement and to the satisfaction of the Agent (acting in a reasonable manner), (ii) the release of the Trust Estate pursuant to the Intercreditor Agreement, on the working day following the date on which (1) the Consolidated Leverage Ratio of the two (2) most recently concluded Reference Periods with respect to which a Compliance Certificate has been delivered under the relevant Applicable Facilities Agreement (as each one of such terms with initial capital letters is defined in the Facilities Agreement) is not in excess of 3.75 to 1, and (2) no Default (as such term in initial capital letters is defined in the Facilities Agreement) is ongoing, to the extent this is evidenced by a certificate issued by Cemex SAB together with the most recent Compliance Certificate described in numeral (1) above, or (iii) any termination event permitted under Clause Fourteen of this Amendment Agreement has occurred (the earliest of such dates, the “Termination Date”), as notified in writing to the Trustee by the Beneficiary that any of the events described in numerals (i), (ii) and (iii) above have occurred;

(b) that the Trust Estate guarantees the Secured Obligations and, as agreed herein, that the Trustee may, in the event of an Enforcement Event (as defined in the Intercreditor Agreement; hereinafter an “Enforcement Event”) occurring, it disposes if the Trust Estate, and the proceeds resulting from that disposal are applied to payment of the Secured Obligations, under the terms of this Amendment Agreement and of the Intercreditor Agreement, including for the payment of all the Obligations;

(c) that the Trustee may revert the remainder of the Trust Estate, as applicable, to the Trustors under this Amendment Agreement, immediately after the Termination Date, by transferring of the corresponding Initial Shares or the Additional Shares, as applicable, in accordance with the instructions of and charged to the relevant Trustor, including by the endorsement of ownership and delivery of the necessary certificates;

(d) that the Trustee may keep the Trust Estate, exercise or permit the exercise of its rights corresponding under Clause Five, and carries out the necessary actions to protect it, as a good paterfamilias, provided that, in doubt as to the actions to be taken, it must request instructions from the Trustors and the Beneficiary, or any of the Trustors or the Beneficiary, as applicable, in accordance with this Amendment Agreement (and, in particular, Clause Eight hereof) or, in the event of an Enforcement Event, solely from the Beneficiary (except in the case of an emergency, in which case the Trustee shall act as a good paterfamilias, exercising its best judgment and with no liability to the Trustee, except in cases of wilful misconduct, negligence or bad faith);

(e) that, in the event that the Trust Estate or a portion of it is represented in cash, the Trustee shall invest it in Treasury Notes (or, should these not be available, in any other instrument issued by the Mexican government), either directly in a primary offering or on the secondary market or, upon instructions of the Trustors and the Beneficiary, in other securities, at all times pursuant to legal or administrative provisions governing the investment of funds in trusts (including Circular 1/2005), in the event of an Enforcement Event, in any instrument specified by the Beneficiary and, once the Termination Date has occurred, in any instrument instructed by the Trustors (to the extent any part of the Trust Estate is still held to such date), provided that (i) the Trustee is authorized for such purposes to open bank or investment accounts and to carry out all such necessary acts to execute the necessary agreements, upon instructions from the Trustors and the Beneficiary, and (ii) if any dividends or other distributions are received by the Trustee under Clause Five (b) of this Amendment Agreement, and the Trustors (and not the Beneficiary) have the right to receive those dividends or distributions as agreed herein, then the Trustee may invest or deliver the amounts received as dividends or distributions solely as instructed by the Trustors; the Trustee has not rendered nor is responsible for rendering any advice to the Parties regarding the convenience or inconvenience of investing, purchasing, selling, maintaining, acquiring or not acquiring any investment instrument. The Trustee shall not be liable for the actions of third parties taking part in the advisory, managing and/or keeping the Trust Estate and that have been appointed by the Parties.

(f) that the Trustee enters into the necessary agreements and instruments, and carries out all the actions necessary to establish, maintain and manage the trust constituted established hereunder and manage the Trust Estate, as instructed by the Beneficiary or, where expressly agreed to, by the Trustors;

(g) that the Trustee may duly and promptly comply with the rest of its obligations set forth in this Amendment Agreement;

(h) that the Trustee may carry out each one of the acts entrusted to it under the terms of this Amendment Agreement (including but not limited to the execution of any instruments, the execution of any legal act or the receipt or granting of powers of attorney or commercial orders) under this Clause Three or any other Clause of this Amendment Agreement, or that are imposed to the Trustee pursuant to the applicable law.

FOUR. Trust Estate. (a) The assets held in trust (jointly, the “Trust Estate”) shall include the following:

(1) the Initial Shares transferred by each Trustor, as agreed in Clause One of this Amendment Agreement;

(2) any Additional Shares or other assets, if applicable, that the Trustors or any third party directly or indirectly controlled by Cemex SAB, contributed to the trust under this Amendment Agreement;

(3) any additional rights relating to the Initial Shares and any other assets encumbered in trust under this Amendment Agreement;

(4) except for dividends or other distributions to which the Trustors have a right under Clause Five (b) of this Amendment Agreement, any yields, distributions or funds of any nature resulting from or relating to the Initial Shares, the Additional Shares or any assets encumbered in trust under this Amendment Agreement;

(5) any instruments or securities of any nature acquired with the Trust Estate and the yields or funds resulting from such Trust Estate;

(6) any certificates or instruments which, for any reason, replace the Initial Shares or the Additional Shares;

(7) the rights corresponding to the Initial Shares, any Additional Shares and any assets encumbered in trust under this Amendment Agreement, in accordance with and subject to the restrictions set forth in Clause Five of this Amendment Agreement, and

(8) any other assets (including rights) which for any reason or as a result of any legal circumstance become part of the Trust Estate.

(b) The parties agree that the Trust Estate is transferred to the Trustee solely to comply with the provisions set forth in this Amendment Agreement, including the provisions in Clause Three.

(c) The parties, other than the Trustee, agree that the Trustee shall have no liability or obligation, whether express or implicit, with respect to the source, authenticity, ownership or legitimacy of the Trust Estate.

FIVE. Certain Rights and Obligations of the Trustors. The parties hereby acknowledge that, to the extent no Enforcement Event occurs, the Trustors shall retain their voting rights and the rights to dividends and other cash distributions with respect to the Initial Shares and the Additional Shares, under the terms agreed in paragraphs (a) and (b) below.

(a)	Vote and Subscription Right. (1) The parties agree that, to the extent no Enforcement Event occurs, each one of the Trustors shall have (i) the right to instruct the Trustee in writing with respect to the manner in which the voting rights of the Initial Shares and the Additional Shares shall be exercised under this Clause Five, and the Trustee shall exercise the voting rights with respect to the Initial Shares and the Additional Shares in accordance with those instructions, or (ii) the right to demand that the Trustee grants powers of attorney authorizing the exercise of the voting rights with respect to any of the Initial Shares or the Additional Shares, except once an Enforcement Event occurs, in which case each one of the Trustors hereby agrees that the voting rights corresponding to the Initial Shares and to the Additional Shares shall be exercised by the Trustee, as instructed by the Beneficiary.

(2)	In the event any Trustor exercises the right contained in paragraph (a)(1)(ii) above in order to allow the Trustor to exercise the voting rights corresponding to the Initial Shares or to the Additional Shares, the Trustee shall provide such Trustor any certificates, powers of attorney or documents reasonably requested by the Trustor in writing and in the terms in which they have been requested, so long as (i) such certificates, powers of attorney or documents have been timely requested by the Trustor, with respect to shareholders meetings, but at all times in no less than three (3) working days before the relevant shareholders meeting takes place, (ii) no Enforcement Event has occurred, and (iii) all of the corresponding expenses are covered by the relevant Trusto, provided that such Trustor to which any of such powers have been granted shall provide the Trustee with a written report regarding the exercise of the corresponding voting rights no later than the third working day following the date such shareholders meeting took place.

(3)	In connection with the exercise of the voting rights corresponding to the Initial Shares or to the Additional Shares, as permitted under (a)(1)(ii) above, each one of the Trustors hereby agrees that it may not exercise, nor shall allow any third party under the direct or indirect control of Cemex SAB to exercise, those voting rights in any manner (i) that contravenes the provisions of the corresponding Applicable Facilities Agreement or the Intercreditor Agreement, or (ii) that undermines, or that could otherwise affect, the rights of the Beneficiary or of the Secured Parties contained in this Amendment Agreement, in the corresponding Applicable Facilities Agreement or in the Intercreditor Agreement.

(4)

In the cases in which the Trustee, as holder of the Initial Shares or the Additional Shares under this Amendment Agreement, has the right to exercise preferential subscription rights in connection with the Initial Shares or the Additional Shares, with respect to new shares issued or intended to be issued by any of the Issuers, the Trustee shall exercise such rights to the extent (i) it has received sufficient written instructions from the relevant Trustor (entitled to the relevant shares, in the event of reversion under this

Amendment Agreement) at least three (3) working days prior to the date on which such subscription right term expires (and the Trustee shall exercise such rights in accordance with such instructions), and (ii) the relevant Trustor has provided the Trustee with the necessary immediately available funds, should funds be necessary for the exercise of the rights, at least two (2) working days prior to such date. Failure by the respective Trustor to provide written instructions or to timely make such fund available to the Trustee shall release the Trustee from any liability with respect to the relevant Trustor. The parties agree that any Additional Shares acquired by the Trustee under this paragraph (a)(4), shall be contributed to the trust under this Amendment Agreement and shall be deemed as Additional Shares for the purposes hereof.

(b)	Distributions. (1) The parties agree that, to the extent no Enforcement Event has occurred, each one of the Trustors shall have the right to receive from the Trustee any dividend or cash distribution payable by the corresponding Issuer in connection with to the Initial Shares or the Additional Shares, and the Trustee shall be obliged to deliver such funds to the relevant Trustor once received; in the event of an Enforcement Event, the cash corresponding to any dividend or distribution shall be contributed to the trust as part of the Trust Estate, subject to the terms of this Amendment Agreement.

(2)	All of the dividends or distributions in kind received with respect to the Initial Shares and the Additional Shares (either in Additional Shares or in any other manner), shall form part of the Trust Estate and shall be subject to the terms of this Amendment Agreement.

(c) Formalization. Each one of the parties to this Amendment Agreement agrees that, no later than the fifth working day following the date of this Amendment Agreement, each one of the parties shall appear before the notary public or public broker selected by the Trustee, to ratify the signatures of the parties to this Amendment Agreement.

SIX. Certain Obligations of the Trustors. Until the Termination Date, and except where expressly authorized in writing by the Beneficiary, each one of the Trustors shall:

(a)	immediately inform the Beneficiary and the Trustee of any circumstance that affects or could reasonably be deemed as having the potential to adversely and significantly affect the Trust Estate, this Amendment Agreement or their obligations arising therefrom;

(b)	sign and deliver all necessary documents and instruments, and to carry out any other action that, in the reasonable judgment of the Trustee or the Beneficiary, is necessary to procure, finalize and protect the transfer of ownership resulting from this Amendment Agreement and to permit the Trustee and the Beneficiary, as applicable, to exercise their rights under the terms of this Amendment Agreement;

(c)	refrain from establishing or permitting the existence of any lien or restriction of ownership with respect to the Trust Estate; and

(d)	immediately transfer to the Trustee any Additional Shares it acquires, periodically, under the terms of this Amendment Agreement and, in particular, Clause One.

SEVEN. Enforcement Procedure in an Enforcement Event.

(a) Disposal of the Shares. In the event of an Enforcement Event, and to the extent the requirements agreed to in the Intercreditor Agreement have been met, the Beneficiary shall have the right to instruct the Trustee to initiate a process relating the extrajudicial sale of the Initial Shares and the Additional Shares (as well as any other assets of the Trust Estate that may be disposed of), in accordance with the following procedure agreed to by the Trustors and the

Beneficiary pursuant to Article 83 of the Credit Institutions Law and Article 403 of the General Law of Negotiable Instruments and Transactions (Ley General de Títulos y Operaciones de Crédito):

(1)	In the event the Trustee receive an sale order from the Beneficiary (a copy of which shall be submitted to the representative appointed by the Trustors pursuant to this Amendment Agreement), under the terms of the sale order form attaches Exhibit F (hereinafter, the “Sale Order”), pursuant to which the Beneficiary requests the Trustee to proceed to sell the Initial Shares, the Additional Shares and any other assets of the Trust Estate, in order for the Secured Obligations to be met following an Enforcement Event, the Trustee shall dispose of the Trust Estate as provided below. The Sale Order shall include a copy of this Amendment Agreement certified by a notary public or public broker, shall include a description of the existence of an Enforcement Event, and the enforceable and payable amount owed in favor of the Secured Parties, or an assessment that the Trustors have not yet complied with their respective payment obligations under this Amendment Agreement;

(2)	the Trustee shall provide written notice of the Sale Order to the representative of the Trustors, as instructed by the Beneficiary, at the address in Mexico set forth in this Amendment Agreement, in person, during working days and working hours, by means of any of its officers or a notary public or public broker, no later than three (3) working days following receipt of the Sale Order;

(3)	the Trustors shall have a period of ten (10) working days as of the date on which they received the written notice from the Trustee referred to in paragraph (a)(2) above, to oppose the sale of the Trust Estate in the manner set forth in paragraph (4) below;

(4)	the Trustors may only oppose such sale if they present to the Trustee a payment receipt issued and duly signed by the Beneficiary with respect to the obligations of the Obligors under the Applicable Facilities Agreement with the Original Lenders or the Refinancing or Additional Lenders, as applicable, or regarding the payment of the obligations of the Trustors under this Amendment Agreement, provided that the Trustee may request written confirmation from the Beneficiary as to the performance of such obligations;

(5)	In the event the Trustors fail to perform their obligations under the corresponding Applicable Facilities Agreement or hereunder, as applicable, under paragraph (a)(4) above, the Trustee, acting upon the written instructions of the Beneficiary, may immediately sell the Trust Estate in accordance with the provisions set forth in this Clause;

(6)	the Beneficiary may at any time with previous written notice to the Trustee, instruct the Trustee to totally or partially suspend the extrajudicial sale procedure initiated in accordance with the provisions set forth in this Clause Seven, provided that such suspension shall cease to have total or partial effect as of the date and time on which the Trustee receives an instruction in writing from the Beneficiary in which the Trustee is requested to totally or partially continue with the extrajudicial sale procedure of the Trust Estate;

(7)

the sale shall be carried out by the Trustee by auction held in a location of its choice. The Trustee, with the assistance of the Advisor (as defined below), shall conduct research on potential bidders, and shall request such potential bidders to participate in the auction, whether they have been identified or not in the research. To the extent to which the Beneficiary considers it necessary, the Advisor shall be responsible for preparing and distributing, or see to the preparation and distribution by a third party, as instructed by the Beneficiary, at the expense of the Trustors and as soon as is reasonably possible, a memorandum of confidential information (the “Memorandum of Information”) to be delivered to such potential bidders which have expressed an interest in purchasing the Trust Estate. The Memorandum of Information shall, among other things, contain a description of the Issuers’ business, and an analysis of the Issuers’ financial statements together with the operating results (including the audited financial statements of each of the Issuers with respect to the three (3) previous financial years, if available). The Memorandum of Information or any other necessary document shall inform the potential bidders of the amount that each of them shall submit by means of a deposit certificate or cashier’s check issued in favor of the Trustee as a bid bond in case such potential bidders opt to take part in such auction.

(8)	each one of the Trustors and the Issuers agree to prepare and submit such information relating to the Issuers (whether legal, financial or of any other nature) to the Trustee, Advisor and the Beneficiary as may reasonably requested by the Advisor or the Beneficiary, that is necessary or appropriate to prepare the Memorandum of Information or for the purposes of this Amendment Agreement and any other documentation relating to the Issuers (whether legal, financial or of any other nature), that the Advisor or the Beneficiary reasonably believes a potential bidder could require in order to bid an informed offer;

(9)	once the Trustee has distributed the Memorandum of Information to the potential bidders, if necessary, or after the Trustee has distributed any information deemed necessary to the potential bidders, the Trustee shall inform such bidders of the place, date and time at which the auction shall be held (the “Auction Notice”), which shall not be more than thirty (30) days after the date on which the Memorandum of Information or other information is distributed to all of the potential bidders, and such date shall under no circumstances exceed forty-five (45) days from the date on which the Memorandum of Information or other information was submitted to the first potential bidder;

(10)	the participating bidders must submit their offers to the Trustee in writing and in a closed and sealed envelope, no later than the date and time stipulated in the Auction Notice, together with a deposit certificate issued by a banking institution or a cashier’s check issued in favor of the Trustee, in the amount indicated by the Trustee (following consultation with the Beneficiary) as a bid bond;

(11)	the Trustee shall open the envelopes in the presence of a notary or public broker and the bidders or their representatives on the date and time of the auction; the Trustee shall have ten (10) working days as of the time the envelopes have been opened to conclude the sale of the Trust Estate (or longer if it were not possible to complete the sale of the Trust Estate in such term period, as a result of any event, including the lack of any necessary regulatory approval), if so required by the Beneficiary, to sell the Trust Estate to the highest bidder;

(12)	the winning bidder shall pay the offered price to the Trustee within the number of working days following the auction date indicated by the Trustee, following consultation with the Beneficiary;

(13)	in the event the highest bidder fails to make the payment within the agreed term, the deposit or the cashier’s check shall be delivered in favor of the Beneficiary, which shall apply it to the payment of the amounts owed in connection with the Secured Obligations, in accordance with the provisions in this Clause;

(14)	once such term has elapsed without the offered purchase price being paid, the Trustee shall notify the second highest bidder in writing (within the next twenty (20) working days);

if such bidder upkeeps its initial offer, it shall be granted a period of time within which to pay the purchase price to the Trustee, if so required by the Beneficiary; in the event the second highest bidder fails upkeep its offer, the Trustee may continue contacting the other higher bidders in descending order, following the previous procedure, unless the Beneficiary opposes it;

(15)	if it were not possible to carry out the sale to any of such bidders, the Trustee, with the consent of the Beneficiary, shall carry out a new auction following the previous procedure until the sale of the Trust Estate has been completed.

(b) Assignment of the Proceeds Resulting from the Disposal. The proceeds obtained from the sale of the Trust Estate (including the Initial Shares and the Additional Shares) shall be delivered to the Trustee, which shall apply such amounts in accordance with the instructions of the Beneficiary under the Intercreditor Agreement, provided that the following order of application shall be followed at all times:

(1)	in payment of each and every one of the taxes incurred by the Trustors, in connection with or as a result of the sale of the Trust Estate under the terms of this Amendment Agreement, if such taxes were not paid by the corresponding Trustor;

(2)	in payment of reasonable expenses and fees incurred in connection with the sale of the Trust Estate, including but not limited to any expenses or fees collected or incurred by the Trustee or the Beneficiary during the sale of the Trust Estate, if such fees or expenses have not paid by the Trustors;

(3)	in payment of the Trustee’s fees, if such fees have not been paid by the Trustors;

(4)	in payment, on a pro rata basis, of all and any of the enforceable Secured Obligations pending payment, for which purpose the amounts requested by the Beneficiary shall be delivered to the Beneficiary in order for the Beneficiary to apply such amounts in the order set forth in Clause 10.1 of the Intercreditor Agreement; and

(5)	once the previous amounts have been paid, any remaining amount shall be delivered in accordance with the instructions of the Trustors, and in the event no such instructions exist, pursuant to the ruling of any competent court.

(c) Exchange Transactions. By virtue of the fact that the Secured Obligations of the Trustors are obligations mainly denominated in United States Dollars, to the extent it is necessary to pay such amounts denominated in United States Dollars, the amount in pesos received from the sale of the Trust Estate agreed in this Clause Seven shall be converted by the Trustee, to the extent necessary and in accordance with the instructions of the Beneficiary, into United States Dollars, at the most favorable exchange rate provided by Banco Nacional de México, S.A., a member of the Banamex Financial Group, or BBVA Bancomer, S.A., Full-Service Bank, BBVA Financial Group Bancomer, or any of their successors and, in the event that that exchange rate is not provided to the Trustee by any of such institutions or their successors, at the exchange rate provided by the institutions selected by the Beneficiary, and the converted amounts shall be applied by the Trustee, until they are available, to the payment of the Secured Obligations denominated in Dollars and other items described above (in such order).

(d) Advisor. The Trustee, following agreement with the Beneficiary, shall appoint a third party (the “Advisor”) which shall be a banking institution or financial advisor of standing, to organize and coordinate the auction process in accordance with this Amendment Agreement and to prepare all of the necessary documentation, provided that (i) the Beneficiary may, at any time, replace or remove the Advisor (if appointed), with or without due cause, and (ii) there shall be no employment relationship between the Trustee and the Beneficiary.

(e) Replacement of the Advisor. Should the Advisor be unable to fulfil its duties as Advisor under this Amendment Agreement, for any reason, the parties agree that the Trustee may, with the previous consent of the Beneficiary, and only in such case, appoint a new advisor which shall adhere to the terms of this Amendment Agreement and which shall, as of such date, be regarded as the “Advisor” for the purposes of this Amendment Agreement, provided that (i) such appointment shall be made to a standing institution with competence to carry out such duties, and (ii) the Advisor shall not cease to fulfil its duties under this Amendment Agreement until a new advisor has agreed to act in such capacity hereunder.

(f) Fees and Expenses of the Advisor. The Trustors, jointly and severally agree to pay the Advisor’s reasonable fees.

Pursuant to the provisions set forth in Article 403 of the General Law of Negotiable Instruments and Credit Transactions, each one of the Trustors expressly consents to the extrajudicial execution procedure provided in Clause Seven, and accordingly sign bellow:

The Trustors:

Cemex, S.A.B. de C.V.

/s/ Roger Saldaña Madero
By:	Roger Saldaña Madero
Title:	Legal Representative

Empresas Tolteca de México, S.A. de C.V.		Cemex Central, S.A. de C.V.

/s/ Roger Saldaña Madero		/s/ Roger Saldaña Madero
By:	Roger Saldaña Madero	By: Roger Saldaña Madero
Title:	Legal Representative	Title: Legal Representative

Interamerican Investments, Inc.		Cemex México, S.A. de C.V.

/s/ Roger Saldaña Madero		/s/ Roger Saldaña Madero
By:	Roger Saldaña Madero	By: Roger Saldaña Madero
Title:	Legal Representative	Title: Legal Representative

Cemex Operaciones México, S.A. de C.V.

/s/ Roger Saldaña Madero
By:	Roger Saldaña Madero
Title:	Legal Representative

EIGHT. Obligations and Limited Liability of the Trustee; Defense of the Trust Estate. (a) The Trustee agrees to manage the Trust Estate, comply with its obligations and exercise its rights pursuant to the provisions set forth in this Amendment Agreement and in the applicable law, acting with the highest standards applicable to trustees under Mexican law, and agrees to refrain from carrying out actions or omitting taking actions actions that result in non-performance of the Trustee’s obligations.

(b) The parties to this Amendment Agreement hereby agree that the Trustee shall not be liable for any action or omission of the other parties hereto or any third party that could result in an impossibility to fulfil the purposes of this Amendment Agreement.

(c) The Secured Obligations (or other obligations applicable to the Trustee under the terms of this Amendment Agreement) must be settled to the amount of the Trust Estate. If the Trust Estate is insufficient to fulfil the Secured Obligations, the Trustee shall have no responsibility to make any contributions under this Amendment Agreement, nor to fulfil the Secured Obligations, but shall be obliged to immediately notify the Beneficiary and each one of the Trustors in writing of such event.

(d) Each one of the Trustors and the Issuers shall have the obligation to immediately notify the Trustee and the Beneficiary, in writing, of any act or fact that affects or could have an adverse and significant effect on the Trust Estate, this Amendment Agreement or the obligations of each one of the Trustors arising from this Amendment Agreement, in order for the Trustee to defend the Trust Estate.

(e) The Trustee shall notify each one of the Trustors and the Beneficiary of any threat to the Trust Estate or any Enforcement Event of which it has knowledge, provided that the Trustee shall have no obligation to research on the existence of such threat or Enforcement Event.

(f) The parties agree that any instructions on notices required to be given to the Trustee under this Amendment Agreement shall be submitted in writing.

(g) The Trustee shall have the obligation to grant the necessary powers of attorney to those persons or entities indicated in writing by the Trustors and the Beneficiary in order for them to defend the Trust Estate. If no legal representative has been appointed by the Trustors and the Beneficiary in accordance with the foregoing, and such lack of defense could adversely and significantly affect the Trust Estate, the Trustee shall grant powers of attorney to those persons the Trustee selects at its sole discretion and shall issue the appropriate instructions for the defense of the Trust Estate, with no liability for the Trustee or the Beneficiary in connection with such defense, except in the case of the wilful misconduct, negligence or bad faith of the Trustee. If (i) an Enforcement Event occurs, or (ii) the Trustors and the Beneficiary fail to reach an agreement for appointing a person or entity to defend the Trust Estate or with respect to the terms of such instructions in connection with such defense, the appointment of the attorney in fact shall be made exclusively by the Beneficiary, with no liability. Neither the Trustee nor the Beneficiary shall be liable either for the acts of such legal representatives nor for the payment of the relevant costs and expenses, which shall be paid by the Trustors, or if such payment by the Trustors is not the case, with funds of the Trust Estate. Under no circumstances shall the Trustee grant powers of attorney for acts of ownership, which shall be exercised by the trustee delegates of the Trustee.

(h) In the event urgent action is required to protect and preserve the Trust Estate, the Trustee shall be obliged to take any immediate action required to preserve the Trust Estate. The Trustee shall not be liable for any action taken by it to protect the Trust Estate to the extent such actions comply with the terms set forth in this Amendment Agreement and applicable law.

(i) Should the Trustee receive a judicial notice or of other nature or claim or lawsuit in connection with this Amendment Agreement or to the Trust Estate, the Trustee shall send a copy of such notice or claim or lawsuit to the Trustors and Beneficiary no later than the day following its reception (or on the following working day).

NINE. Mandatory Provisions on the Liability of the Trustee. (a) Pursuant to Representation III (h) of this Amendment Agreement and Article 106, section XIX, b) of the

Credit Institutions Law, a transcript of the text of such Article is included below, which states as follows:

“ARTICLE 106. Credit institutions shall be prohibited from:

XIX. In carrying out the transactions referred to in section XV of Article 46 of this Law:

[…]

b) To be responsible to settlors, principals or grantors of a commission, for the default by debtors of credits granted, or by issuers of securities acquired, except such default is their fault as set forth in the final part of article 356 of the General Law of Negotiable Instruments and Credit Transactions, or to guarantee the yield on funds entrusted to them for investment.

If upon the termination of the trust, mandate or commission established to grant credits, these have not been paid by the debtors, the institution must transfer them to the Settlors or beneficiary, as the case may be, or to the principal or grantor of a commission, refraining from settling such accounts.

In all trust, mandate or commission contracts, the preceding paragraphs shall be inserted conspicuously along with a declaration of the trustee to the effect that it has made its contents known to the persons from whom it has received property for trust investment.”;

c) Act as trustees, mandators or agents in trusts, mandates or commissions, respectively, through which funds are directly or indirectly collected from the public by any act resulting in a direct or contingent liability, except with respect to trusts established by the Federal Government by the Ministry of Finance and Public Credit, and trusts through which securities are issued which are registered in the National Securities Registry pursuant to the provisions of the Securities Market Law (Ley del Mercado de Valores);

d) Engage in trusts, mandates or commissions referred to in the second paragraph of article 88 of the Investment Companies Law (Ley de Sociedades de Inversión);

e) Act in trusts, mandates or commissions through which the restrictions or prohibitions contained in the financial laws are evaded;

f) Use funds or securities of the trusts, mandates or commissions allocated to the granting of credits over which the trustee has discretionary power as to the granting of the latter to carry out transactions by which their trust delegates may or may not become debtors; the members of the board of directors or council, as applicable, both full and acting, whether interim or not; employees holding offices in the institution; full or acting commissioners, whether interim or not; external auditors; members of the technical committee of the respective trust; first-degree ascendants or descendants or spouses of such persons, companies in whose shareholder meetings there is a majority of such persons or the institutions themselves, together with those persons that the Banco de México selects by general provisions;

g) Manage rural properties, except when assigned the duty to distribute the estate among heirs, beneficiaries, partners or creditors, or to pay an obligation or to guarantee compliance thereof with the value of the property itself or its products, and without said management exceeding the period of two years in such cases, except in the case of production trusts or guarantee trusts, and

h) Enter into trusts managing sums of money periodically contributed to by consumer groups built by marketing processes and aimed at the acquisition of specific goods or services, among those provided in the Federal Consumer Protection Law (Ley Federal de Protección al Consumidor).

Any covenant that contravenes to the provisions set forth in the preceding points shall be null.”

(b) Pursuant to the provisions set forth in item 5.5 of Circular 1/2005, the parties agree to insert the following:

“6. Prohibitions

6.1 In executing the Trusts, Trust Institutions are prohibited from engaging in the following:

a) Charging prices on the trust estate which differ with those agreed when the transaction relevant was agreed to;

b) Guaranteeing receipt of yields or prices for funds it is entrusted to invest, and

c) Carrying out transactions under terms and conditions contravening its internal policies and good financial practices.

6.2 Trust Institutions may not enter into transactions with securities, credit instruments or any other financial instrument that do not comply with the specifications agreed to in the corresponding Trust agreement.

6.3 Trust Institutions may not constitute any type of Trust they are not authorized to formalize pursuant to the laws and provisions regulating them.

6.4 Under no circumstances may Trust Institutions meet the payment of any penalty imposed on those Institutions by any authority to the expense of the trust estate.

[…]

6.6 Trust Institutions must comply with the provisions set forth in articles 106 section XIX of the Credit Institutions Law, 103 section IX of the Securities Market Law, 62 section VI of the General Mutual Insurance Company Law (Ley General de Instituciones y Sociedades Mutualistas de Seguros) and 60 section VI Bis of the Federal Surety Institutions Law (Ley Federal de Instituciones de Fianzas), as applicable to each Institution.”

(c) In accordance with Circular 1/2005, the Trustee has informed the parties that it shall be liable for damages caused by noncompliance of its obligations and for which it is liable under this Amendment Agreement, to the extent it is determined by a competent judicial authority.

TEN. Replacement of the Trustee. (a) Subject to the provisions set forth in paragraphs (c) and (d) below, the Trustee may cease to act as trustee under this Amendment Agreement by written notice to the Trustors and the Beneficiary, with at least sixty (60) calendar days in advance (except in the case provided in Clause Ten, paragraph (c) of this Amendment Agreement), including after an event provided in Clause Fourteen (a)(iv) has occurred, provided that the Trustee may under no circumstances resign if an enforcement procedure has been initiated pursuant to Clause Seven of this Amendment Agreement. Subject to the provisions agreed in paragraph (c) below, the appointment of the Trustee may also be deemed as terminated by notice in writing from the Beneficiary at least thirty (30) calendar days in advance.

(b) In the event the Trustee ceases to act in such capacity under this Amendment Agreement owing to early termination in accordance with paragraph (a) above or after the Termination Date, the Trustee shall prepare account statements and related accounts with respect to the Trust Estate, which must be delivered to the Trustors and the Beneficiary within thirty (30) calendar days following the termination. The Trustors and the Beneficiary shall have thirty (30) calendar days as of their receipt to examine and object such account statements and accounts; if after such term the Trustors and the Beneficiary fail to make their comments known to the Trustee, the account statements and accounts shall be deemed to have been approved by the Trustors and by the Beneficiary, except in the event of any non-apparent errors or omissions.

(c) The Beneficiary shall have the right to appoint any successor Trustee, provided that no Enforcement Event occurs, the Trustors shall have the right to consent any appointment in writing within fifteen (15) calendar days following the date in which representative of the Trustors has received notice of the appointment, which consent shall not be denied without due cause and which shall be regarded as having been granted if the Trustors do not oppose such appointment within such period.

(d) The Trustee shall continue acting as trustee under this Amendment Agreement until a substitute trustee has been appointed in accordance with the terms set forth in this Amendment Agreement and such substitute trustee has accepted the appointment and the Trust Estate has been legally transferred to the substitute trustee.

(e) The substitute trustee shall have the same rights and obligations as the Trustee under this Amendment Agreement and shall be the “Trustee” for the purposes of the provisions set forth herein.

ELEVEN. Fees and Expenses of the Trustee. (a) The Trustors, jointly and severally, agree to pay the Trustee the fees described in Exhibit G, and all and each of the reasonable and documented fees, costs and expenses incurred or paid by the Trustee in connection with the management of the Trust Estate and the performance of its obligations under this Amendment Agreement.

(b) The parties agree that the Trustee shall not be obliged to comply with instructions issued by any of the parties to this Amendment Agreement having a right to issue such instructions unless it has received sufficient funds to pay all and any of the relevant costs and expenses, which, if applicable, shall promptly notify the Trustors and the Beneficiary of the need for such funds to comply with its obligations under this Amendment Agreement. In the event the Trustee has no sufficient liquid funds to comply with its obligations, the parties agree that the Trustee shall not be liable for any damages that may result from its inability to comply with its obligations under this Amendment Agreement.

TWELVE. Taxes. (a) Any tax, contribution, duty or similar obligation resulting from the execution of this Amendment Agreement, the custody and management of the Trust Estate, the performance of the obligations of the Trustee or of the Beneficiary, or the exercise of its rights by any of the Trustees or the Beneficiary on the execution date hereof or in the future, shall be payable and paid by the Trustors, jointly and severally, and each one of the Trustors agrees to indemnify and hold the Trustee, the Beneficiary and each one of the Secured Parties harmless for any liability arising or relates thereto. Each one of the Trustors agrees to submit to the Trustee and the Beneficiary the tax returns and receipts or any other document evidencing the payment of taxes, contributions, duties, charges or relevant related obligations.

(b) If, for any reason, or at any time, the tax authorities or any equivalent authority located in any jurisdiction adjudicates or interprets the acts or activities set forth in this Amendment Agreement or any element related result in the trust established hereunder to be considered a taxpayer for fiscal purposes, the Trustee is notified thereof, and as a result, the Trustee is consequently obliged to make the corresponding withholding and payment, or solely the payment, of any taxes in connection with the trust established under this Amendment Agreement or with any action relating hereto, the Trustee shall promptly inform the Trustors and the Beneficiary in writing, in order for that the Trustors to take the necessary actions, including payment of taxes, duties, formalities or related obligations.

(c) The obligations of the Trustors agreed to in this Clause Twelve shall remain in force for the applicable limitation period, regardless of the occurrence of the Termination Date or should this Amendment Agreement be held as terminated for any other reason.

THIRTEEN. Reports. (a) The Trustee agrees to provide monthly account statements to the Beneficiary and the Trustors with respect to the Initial Shares, the Additional Shares and the other assets that constitute the Trust Estate, including the investments made therein. The Trustors and the Beneficiary shall individually have a thirty (30) day period as of the date on which the relevant account statements were received to review and object its content (in the case of the Beneficiary, subject to the instructions of the Secured Parties). Once such period has elapsed, the account statements shall be deemed to have been approved by the Trustors and by the Beneficiary, except in the case of any non-apparent errors or omissions.

(b) In addition, the Trustee agrees to provide the Trustors and the Beneficiary, within three (3) working following the reception of the relevant request, all and any information reasonably be requested by them in connection with the Trust Estate or this Amendment Agreement.

FOURTEEN. Term and Irrevocability. (a) This Amendment Agreement may be terminated pursuant to Article 392 of the General Law of Negotiable Instruments and Credit Transactions, (i) if the performance of the purpose hereof prove impossible, (ii) by agreement between any and all of the parties to this Amendment Agreement (but not by the beneficiaries mentioned in this Amendment Agreement which do not enter into or adhere to to the terms set forth herein), (iii) if the trust established herein is declared null by a competent judicial authority for being considered creditors fraud, (iv) if the Trustee terminates this Amendment as a result of a noncompliance of the payment obligation of the fees payable to the Trustee under this Amendment Agreement for a period equal to or in excess of three (3) periods of three hundred sixty (360) days as of the date of this Amendment Agreement, or (v) if the Trust Estate is disposed of in accordance with the extrajudicial enforcement procedure contained in Clause Seven of this Amendment Agreement.

(b) This Amendment Agreement shall be irrevocable and shall remain in force until the Termination Date, except that the obligations of the Trustors under Clauses Twelve, Nineteen and Twenty of this Amendment Agreement (and any related clauses) shall remain in full force and after the Termination Date during the applicable expiration period.

FIFTEEN. Notices. (a) Any notices and other communications arising from this Amendment Agreement, must be made and recorded in writing, and address to, or delivered at, the addresses described below, or at any other address or fax number which may, from time to time, be indicated by the recipient thereof, by written notice to the other parties. Such notices and communications shall be delivered in person or by fax, addressed as described above, and shall be effective, is delivered by courier, upon receipt, or by fax, when they are transmitted, and a transmission confirmation is received. The parties indicate the following as their addresses:

The Trustors:

Ave. Ricardo Margáin Zozaya # 325

Col. Valle del Campestre

Garza García, Nuevo León 66265

México

Fax: 52(81)8888-4399

Attention: Office of Legal Affairs Vice-Chair (Vicepresidencia Jurídica)

The Issuers:

Ave. Ricardo Margáin Zozaya # 325

Col. Valle del Campestre

Garza García, Nuevo León 66265

México

Fax: 52(81)8888-4399

Attention: Office of Legal Affairs Vice-Chair (Vicepresidencia Jurídica)

The Trustee:

Calzada del Valle No. 350 Oriente, Primer piso

Col. Del Valle

San Pedro Garza García, Nuevo León 66220

México

Email: Nelly.wing@banamex.com

Attention: Nelly Wing

The Beneficiary:

1 King’s Arms Yard

Third Floor

London EC2M 7AF

England, United Kingdom

Fax: (44) 207-397-3601

Email: gbollas@wilmingtontrust.com / kreader@wilmingtontrust.com

Attention: George Bollas / Keith Reader

(b) Each one of the Trustors and the Issuers hereby appoint José Antonio González Flores, Roger Saldaña Madero, René Delgadillo Galván and Francisco Javier García Ruiz de Morales, as their respective commercial broker pursuant to Articles 273 and 274 of the Code of Commerce (Código Mercantil), for any and all purposes relating to this Amendment Agreement, and agree that any action taken or omission by any of the such commercial brokers or any notice received or issued by such broker shall be mandatory for any and all of the Trustors and the Issuers, respectively, as if such Trustor or Issuer had been directly responsible, without need to take any further actions.

(c) For the purposes of the notices and instructions delivered to the Trustee under this Amendment Agreement, the form of identification and operation of the Trust shall be by the trust agreement number and the authorized and duly registered signature or signatures of the party or parties requesting any operation or service, which shall be include in the instructions to the Trustee.

(d) For such purposes, the Trustee declares that it keeps certain mechanisms and/or procedures in place for reception and execution of the instructions, including those transmitted by fax or other means of transmission and/or communication, therefore, each one of the parties shall sign the necessary document or documents to that effect with the Trustee, as agreed by the parties.

(e) The parties acknowledge and accept that the Trustee shall solely and exclusively be empowered to execute its instructions issued under this Amendment Agreement on working days and during working hours.

(f) Pursuant to the terms of Article 52 of the Credit Institutions Law, the parties agree that the Trustee shall not be liable if it suspends or cancels the processing of any instruction issued by the Trustors or by the Beneficiary that fails to comply with the provisions set forth in this Amendment Agreement. The Trustee shall immediately notify the Trustors and the Beneficiary in writing any irregularity in the instructions, to rectify it as soon as possible.

SIXTEEN. Amendments. This Amendment Agreement shall not be amended, except by a written instrument signed by the Trustors, the Issuers, the Trustee and the Beneficiary and in accordance with the terms of the Intercreditor Agreement.

SEVENTEEN. Assignments. Neither the Trustee nor any of the Trustors or the Issuers shall assign or transfer their respective rights or delegate their respective obligations under this Amendment Agreement, except with the prior consent in writing of the Beneficiary or otherwise permitted under this Amendment Agreement, and provided that in the event of any assignment, the assignee shall be obliged to submit the documentation referred to as “Know Your Customer” (Conoce a tu Cliente) before the assignment is effective, in order to identify customers arising therefrom and in order to comply with applicable law and the internal policies of the Trustee.

EIGHTEEN. Authority of the Trustee. (a) The Trustee shall have all of the authority required to comply with the purposes of this Amendment Agreement, pursuant to the provisions set forth in Article 391 of the General Law of Negotiable Instruments and Credit Transactions, and all of the authority necessary, or deemed necessary, under the terms of this Amendment Agreement or pursuant to applicable law, subject to the required instructions in accordance with the terms of this Amendment Agreement.

(b) With respect to the Trust Estate and its rights and obligations under this Amendment Agreement, the Trustee shall have powers and authority to engage in lawsuits and collections, administrative acts and acts of ownership, as well as the power to execute credit and negotiable instruments, including the authority to receive and make payments, issue receipts and any type of special powers of attorney in order to ensure the performance of the purposes of the trust established under this Amendment Agreement, pursuant to applicable law, provided that the Trustee may not grant powers of attorney for acts of ownership nor carry out any action with respect to the Trust Estate not expressly provided for in this Amendment Agreement or authorized hereunder.

(c) It is expressly agreed that the Trustee shall not incur any liability when by acting upon any notice, consent, certificate or other instrument or notarized document which may reasonably be considered as authentic and which is signed by the relevant party or parties.

(d) The Trustee shall not be obliged to carry out any act whatsoever that is in contravention of this Amendment Agreement or contravenes applicable legislation.

NINETEEN. Indemnification. (a) To the extent applicable with respect to the Beneficiary, and the relevant matter is not covered under Clause 16 of the Intercreditor Agreement, the Trustors shall jointly and severally agree to indemnify and hold the Trustee (including its trust delegates, employees and legal representatives, with no restriction), the Beneficiary and each and every one of the Secured Parties, their respective directors, employees, advisors and affiliates, harmless from all and any lawsuits or claims of any type in the form of damages and any other obligation (unless it is determined as a result of wilful misconduct, gross negligence or bad faith of the Trustee or the Beneficiary, as applicable) incurred by, filed against or imposed on the Trustee, the Beneficiary, or the Secured Parties, their respective directors, employees, advisors and affiliates, in each case, arising from or as a result of the defense of the Trust Estate, the exercise of their rights under this Amendment Agreement, of this Amendment Agreement or of the obligations of each one of such parties, including but not limited to from and against any lawsuits, claims, damages, losses, obligations and expenses (including but not limited to reasonable legal fees and expenses) incurred it by, filed against or imposed on the Trustee, the Beneficiary or the Secured Parties, their respective directors, employees, advisors and affiliates.

(b) The obligations of the Trustors agreed to in Clause Nineteen shall remain in effect for the applicable expiration period, regardless of whether the Termination Date occurs or whether this Amendment Agreement is otherwise terminated.

TWENTY. Expenses. (a) All reasonable and documented fees and expenses arising in connection with this Amendment Agreement shall be jointly and severally paid by the Trustors. The Trustee shall under no circumstances be obliged to make disbursements from its assets to cover such fees or expenses payable or incurred in accordance or in connection with this Amendment Agreement or in order to meet its obligations hereunder, but shall provide timely notice to the Trustors and the Beneficiary (for informational purposes in the case of the Beneficiary) with respect to the need carry out such payments. The Beneficiary may, but is not obliged to, disburse such fees or expenses, if fund are available under the relevant Applicable Facilities Agreement, the Intercreditor Agreement and other related documents, which as of such moment from that moment shall be regarded as Secured Obligations for the purposes of this Amendment Agreement, and shall accrue interest from the time of payment under the terms set forth in the corresponding Applicable Facilities Agreement.

(b) The obligations of the Trustors agreed to in this Clause Twenty shall remain in full force and effect during the applicable expiration period, regardless of the occurrence of the Termination Date.

TWENTY-ONE. Some Provisions regarding the Beneficiary. (a) The Beneficiary shall have no fiduciary duty with, nor the obligation to protect the interests of, the Trustors, the Issuers or the Trustee.

(b) As a beneficiary under this Amendment Agreement, the Beneficiary shall be deemed to be acting through its trustee division, which shall be regarded as a separate entity from its other divisions. Any information received by the Beneficiary through any other division or department, or otherwise different from that of Beneficiary under the terms of this Amendment Agreement, may be treated as confidential by the Beneficiary.

(c) With respect to its activities in connection with the exercise of its rights under this Amendment Agreement, including with respect to any notice submitted under point (a) or Clause Three or point (a)(4) in Clause Seven of this Amendment Agreement, the Beneficiary shall act in accordance with the provisions set forth in the Intercreditor Agreement and shall have the right to request instructions from the Instructing Group or the Super Majority Instructing Group (as such terms are defined in the Intercreditor Agreement), as applicable, pursuant to the terms of the Intercreditor Agreement, and the Beneficiary shall not be liable for any delay resulting therefrom. To act as Beneficiary, it shall have the rights and shall enjoy the protections, indemnifications and immunities contained in the Intercreditor Agreement.

(d) The provisions contained in this Clause Twenty-One shall remain in full force and effect during the applicable expiration period, regardless of the occurrence of the Termination Date or if this Amendment Agreement is otherwise terminated.

TWENTY-TWO. Information by the Trustee. (a) The parties acknowledge that the Trustee is obliged under applicable legislation to provide information on the transactions carried out by its customers arising from this Amendment Agreement to the judicial, tax and administrative authorities, which the Trustee strictly shall comply pursuant to the applicable provisions.

(b) With respect to information relating to this Amendment Agreement and other related documents, including information provided prior to the execution hereof, the parties hereto authorize the Trustee to (i) to process through data processing systems data generally used by Banco Nacional de México, S.A., a member of the Banamex Financial Group, (ii) disclose it to its directors, officers, employees, auditors and representatives, its affiliates, subsidiaries or any company forming part of its corporate or company group, together with its advisors, auditors, reporting companies and third parties contracted by Banco Nacional de México, S.A., a member of the Banamex Financial Group, which it shall not disclose pursuant to the applicable law, and (iii) disclose it to those domestic and foreign regulatory authorities with which the Banco Nacional de México, S.A., a member of the Banamex Financial Group, is currently of in the future obliged to.

(c) The parties waive the exercise of any legal action against the Trustee that could result from the Trustee having utilized the authority conferred in this Clause, to the extent, in all cases, the Trustee has complied with the terms set forth in the present Clause and the applicable provisions.

TWENTY-THREE. Conflict of Interest. The Trustee shall be obliged to inform the other parties if any activity or instruction could represent a conflict of interest between the Trustee and any of the companies related or belonging to the Banamex Financial Group or the Citigroup financial group, in order for and expedite analysis to be conducted on such activity or instruction and for the parties to agree on the manner of eliminating or mitigating the conflict of interest; in the event the parties do not reach an agreement within a reasonable period, the Trustee may request its replacement under the terms set forth in this Amendment Agreement, and particularly in Clause Ten.

TWENTY-FOUR. Real Property Sole Registry. The Trustors shall register this Amendment Agreement (together with any amendment thereto, if applicable) in the Real Property Sole Registry (Registro Único de Garantías Mobiliarias), before a notary public within the thirty (30) working days following the execution hereof (or any amendment thereto, if applicable), and to provide evidence of such registration both to the Beneficiary and the Trustee.

TWENTY-FIVE. Industrial Property. The parties, other than the Trustee, shall not intentionally utilize the company name, commercial name, design and registered trademarks of Banco Nacional de México, S.A., a member of the Banamex Financial Group, or of any of its affiliates, subsidiaries or parent company of which it has knowledge (jointly, the “Industrial Property”), in any publicity whether in connection with this Amendment Agreement or not, except (i) with the previous authorization in writing of the Trustee, (ii) in connection with any communication or act between the parties or involving third parties in connection with this Amendment Agreement, or (iii) when carried out (x) for non-profit purposes relating to the use of the Industrial Property, and (y) in connection with this Amendment Agreement.

TWENTY-SIX. Institutional Transactions. The Trustors and the Beneficiaries hereby agree to expressly approve and authorise the Trustee to, in compliance with this Trust, carry out and enter into transactions with Banco Nacional de México, S.A., a member of Banamex Financial Group, acting on its own behalf, among which, including but not limited to, is funds’ investments, opening bank accounts for funds receptions and currency transactions. This Clause shall constitute a permanent instruction.

In the event the Trustors and the Beneficiary decide to carry out the transactions describes in this Clause with an institution different from Banco Nacional de México, S.A., a member of Banamex Financial Group, such decision shall be expressly notified in writing to the Trustee.

In the execution of the transactions carried out Banco Nacional de México, S.A., a member of Banamex Financial Group, acting on its own behalf and in its capacity as Trustee, such transactions may not be compensated or extinguished for confusion. Additionally, the Trustee declares there is no direct dependence between the Trustee and the Treasury of the institution and the it will carry out the transactions referred to in this Clause subject strictly to its internal policies, conflict of interest rules, and good financial practices.

TWENTY-SEVEN. Appendices. All of the Appendices to this Amendment Agreement form an integral part of this Amendment Agreement, as if they were inserted to the letter herein.

TWENTY-EIGHT. Conflicts. In the event of conflict between the provisions of this Amendment Agreement and the provisions of the corresponding Applicable Facilities Agreement and the Intercreditor Agreement, the provisions of this Amendment Agreement shall prevail solely with respect to (i) any conflicting provisions, and (ii) any other provision that requires the application of Mexican law in order for this Amendment Agreement to be valid and enforceable under the terms set forth herein.

TWENTY-NINE. Independence of the Provisions. Should any of the provisions of this Amendment Agreement be declared illegal or unenforceable by a competent court, such provision shall be regarded and interpreted independently and separately from the other provisions contained herein and shall not in any manner affect the validity and enforceability of the other provisions in this Amendment Agreement.

THIRTY. Applicable Legislation and Jurisdiction. This Amendment Agreement shall be governed and interpreted pursuant to the laws of Mexico. Each one of the parties explicitly and irrevocably submits to the jurisdiction of the competent federal courts of Mexico City, Mexico, with respect to any matters arising from or relating to this Amendment Agreement and agrees that all claims in connection with any action or procedure under this Amendment Agreement may be heard and adjudicated in such courts. Each one of the parties hereby waives any jurisdiction or venue to which they may be entitled by their current or future place of residence or domicile.

THIRTY-ONE. Headings. The headings used in this Amendment Agreement are solely for ease of reference and shall not be used to interpret any provision in this Amendment Agreement.

SECOND. Signature Ratification. The Trustors, the Issuers, the Beneficiary and the Trustee agree to and shall enter into or ratify this Amendment Agreement before a notary public.

THIRD. Expenses. Each and every one of the reasonable and documented expenses incurred by the Beneficiary or the Trustee in connection with the preparation, negotiation and execution of this Amendment Agreement shall be paid by the Trustors directly to the party indicated by the Beneficiary or the Trustee, or by reimbursement of the Beneficiary or the Trustee, as applicable.

FOURTH. No Novation. The execution of this Amendment Agreement does not imply novation of the obligations of the Trustors in the Original Trust Agreement, in the Facilities Agreement or in the Intercreditor Agreement. The parties hereby ratify their rights and obligations under the Trust Agreement.

FIFTH. Headings. The headings used in this Amendment Agreement are solely for ease of reference and shall not be used to interpret any provision in this Amendment Agreement.

SIXTH. Severability. The parties agree that if any provision of this Amendment Agreement is invalid or illegal, to the extent permitted in applicable legislation, such provision shall be regarded as not contained in this Amendment Agreement, and the other provisions of this Amendment Agreement shall remain in full force and effect.

SEVENTH. Applicable Law, Interpretation and Jurisdiction. This Amendment Agreement shall be governed and interpreted pursuant to the laws of Mexico. Each one of the parties explicitly and irrevocably submits to the jurisdiction of the competent federal courts of Mexico City, Mexico, with respect to any matters arising from or relating to this Amendment Agreement and agrees that all claims in connection with any action or procedure under this Amendment Agreement may be heard and adjudicated in such courts. Each one of the parties hereby waives any jurisdiction or venue to which they may be entitled by their current or future place of residence or domicile.

EIGHT. Copies. This Amendment Agreement is signed in five (5) copies, each one of which shall be regarded as an original and all shall jointly constitute one and the same instrument.

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BY VIRTUE OF THE FOREGOING, the present Amendment Agreement is entered into on July 25, 2017.

THE TRUSTORS

CEMEX, S.A.B, de C.V.
Empresas Tolteca de México, S.A. de C.V.
Cemex Central, S.A. de C.V.
Interamerican Investments, Inc.
Cemex México, S.A. de C.V.
Cemex Operaciones México, S.A. de C.V.

/s/ Roger Saldaña Madero
By: Roger Saldaña Madero
Title: Legal Representative

THE ISSUERS

Cemex México, S.A. de C.V.
Cemex Operaciones México, S.A. de C.V.

/s/ Roger Saldaña Madero
By: Roger Saldaña Madero
Title: Legal Representative

THE TRUSTEE

Banco Nacional de México, S.A., a member of the Banamex Financial Group, Trust Division

/s/ Elva Nelly Wing Treviño
By: Elva Nelly Wing Treviño
Position: Trustee Delegate

/s/ Gabriel René Tovar Ramírez
By: Gabriel René Tovar Ramírez
Position: Trustee Delegate

THE BENEFICIARY

Wilmington Trust (London) Limited

in its capacity as Security Agent,

on behalf and for the benefit of the Original Lenders and the Lenders of the Refinanced or Additional Debt

/s/ José Eduardo Aiza Vaudrecourt
By: José Eduardo Aiza Vaudrecourt
Position: Legal Representative